SCHEDULE 14A
(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
ULTRA CLEAN HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1.	Title of each class of securities to which transaction applies:

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	4.	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

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Notice of the

2022

Annual General Meeting and Proxy Statement

ULTRA CLEAN HOLDINGS, INC.
26462 Corporate Avenue
Hayward, CA 94545
NOTICE OF 2022 ANNUAL MEETING
OF STOCKHOLDERS
OF ULTRA CLEAN HOLDINGS, INC.
Purposes:
• Elect our directors
• Ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for fiscal 2022
• Hold an advisory vote on executive compensation
• Conduct other business that may properly come before the annual meeting or any adjournment or postponement thereof

Adjournments or Postponements
In the event of an adjournment, postponement or emergency that may change the annual meeting’s time, date or location, we will make an announcement, issue a press release or post information at www.uct.com/investors to notify stockholders, as appropriate. Information on or accessible through our website is not incorporated by reference in this Proxy Statement.

Important Notice Regarding The Availability Of Proxy Materials For The Stockholder Meeting To Be Held On May 19, 2022: This Proxy Statement, along with our 2021 Annual Report to Stockholders, is available on the following website: http://materials.proxyvote.com. Whether you expect to attend the meeting or not, please vote electronically via the Internet or by telephone or by completing, signing and promptly returning the enclosed proxy card in the enclosed postage-prepaid envelope. You may change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

Sincerely,

/s/ James P. Scholhamer James P. Scholhamer Chief Executive Officer April 25, 2022
Date: May 19, 2022 Time: 12:30 p.m. Pacific time
Virtual Meeting:
www.virtualshareholdermeeting.com/UCTT2022
The Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/UCTT2022, you must enter the control number found on your proxy card, voting instruction form or notice.

Who Can Vote:
March 30, 2022 is the record date for voting. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.
All stockholders are cordially invited to attend the meeting. At the meeting, you will hear a report on our business and have a chance to meet some of our directors and executive officers.
VOTE ONLINE
VOTE BY PHONE
VOTE BY MAIL Sign, date and return your proxy card in the postage-paid envelope.

VOTE DURING THE MEETING
Whether you expect to attend the meeting or not, please vote electronically via the Internet or by telephone or by completing, signing and promptly returning the enclosed proxy card in the enclosed postage-prepaid envelope. You may change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

ULTRA CLEAN HOLDINGS, INC.

2022 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ULTRA CLEAN HOLDINGS, INC.
26462 Corporate Avenue
Hayward, CA 94545
PROXY STATEMENT FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
May 19, 2022
Information Concerning Solicitation and Voting
Your vote is very important. For this reason, our Board of Directors is requesting that you permit your shares of common stock to be represented at our 2022 Annual Meeting of Stockholders by the proxies named on the enclosed proxy card. This proxy statement contains important information for you to consider in deciding how to vote on the matters brought before the meeting. The date of this proxy statement is April 25, 2022. The proxy statement and form of proxy are first being mailed to our stockholders on or about April 25, 2022.
Important Notice Regarding The Availability Of Proxy Materials For The Stockholder Meeting To Be Held On May 19, 2022: This Proxy Statement, along with our 2021 Annual Report to Stockholders, is available on the following website: http://materials.proxyvote.com.
General Information
Ultra Clean Holdings, Inc., referred to in this proxy statement as “Ultra Clean,” “UCT,” the “Company” or “we,” is soliciting the enclosed proxy for use at our Annual Meeting of Stockholders to be held on May 19, 2022 at 12:30 p.m., Pacific Time or at any adjournment thereof for the purposes set forth in this proxy statement. Due to the continued public health impact of the coronavirus outbreak (COVID-19), our annual meeting will be a virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the Annual Meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/UCTT2022.
In the event of an adjournment, postponement or emergency that may change the Annual Meeting’s time, date or location, we will make an announcement, issue a press release or post information at www.uct.com/investors to notify stockholders, as appropriate. Information on or accessible through our website is not incorporated by reference in this Proxy Statement.
Who May Attend and Vote at Our Annual Meeting
All holders of our common stock, as reflected in our records at the close of business on March 30, 2022, the record date for voting, may attend and vote at the meeting. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/UCTT2022, you must enter the control number found on your proxy card, voting instruction form or notice you previously received.
Each share of common stock that you owned on the record date entitles you to one vote on each matter properly brought before the meeting. As of the record date, there were issued and outstanding 45,537,032 shares of our common stock, $0.001 par value.
Holding Shares as a “Beneficial Owner” (or in “Street Name”)
Most stockholders are considered the “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. If you are a stockholder of record, we are sending paper copies of the proxy materials directly to you. As our stockholder of record, you have the right to grant your voting proxy directly to us by signing and mailing the enclosed proxy card or by voting on the Internet or telephone or at the annual meeting.
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or nominee, you are considered the beneficial owner of shares held in street name, and the proxy statement is being forwarded to you by or on behalf of your broker, bank or nominee (who is considered the stockholder of record with respect to those shares). As the beneficial
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owner, you have the right to direct your broker, bank, or nominee how to vote by following the instructions you receive from your broker, bank or nominee. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares at the annual meeting unless you request, complete and deliver a proxy from your broker, bank or nominee.
How to Vote
You may vote in person at the virtual meeting or by proxy.
Voting by Proxy. If you are a stockholder of record, you may vote by proxy over the Internet, by telephone or by mail if you complete and return the enclosed proxy card by following the instructions on the proxy card. If your shares are held in street name, you have the right to direct your broker, bank or nominee how to vote by following the instructions you receive from your broker, bank or nominee. The shares voted electronically, telephonically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the annual meeting. We recommend that you vote by proxy even if you plan to attend the meeting. You may change your vote at the meeting even if you have previously submitted a proxy.
Voting at the Annual Meeting. The method or timing of your vote will not limit your right to vote at the annual meeting. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting. You should allow yourself enough time prior to the annual meeting to obtain this proxy from the holder of record.
How Proxies Work
This proxy statement is furnished in connection with the solicitation of proxies by us for use at the annual meeting and at any adjournment of that meeting. If you give us your proxy, you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals, or you may abstain from voting.
If you give us your proxy but do not specify how your shares shall be voted on a particular matter, your shares will be voted:
•	FOR the election of each of the named nominees for director;
•	FOR the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm;
•	FOR the approval of the compensation of our named executive officers; and
•	with respect to any other matter that may come before the annual meeting, as recommended by our Board of Directors or otherwise in the proxies’ discretion.
Changing or Revoking Your Vote
You have the right to revoke your previously submitted proxy at any time before your proxy is exercised at the annual meeting.
If you are the stockholder of record, you may revoke your proxy by resubmitting your vote on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted), by signing and returning a new proxy card with a later date, by attending and voting at the annual meeting or by giving written notice to our Secretary that you wish to revoke your previously submitted proxy.
If you hold shares beneficially in street name, you may revoke your proxy by submitting new voting instructions to your broker, bank or nominee by following the instructions they provide you or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending and voting at the annual meeting.
Note that for both stockholders of record and beneficial owners, attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote in person at the annual meeting.
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Important Notice Regarding Delivery of Stockholder Documents
Only one proxy statement, annual report and set of accompanying materials, if applicable, are being delivered by us to multiple stockholders sharing an address, who have consented to receiving one set of such materials, until we receive contrary instructions from any such stockholders. We will deliver, promptly upon written or oral request, a separate copy of such materials to a stockholder at a shared address to which a single copy of such materials was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and accompanying materials now or in the future, or stockholders sharing an address who are receiving multiple copies of the proxy statement and accompanying materials and wish to receive a single copy of such materials, should submit a request to Broadridge, c/o Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or call 800-542-1061.
Votes Needed to Hold the Meeting and Approve Proposals
In order to carry on the business of the annual meeting, stockholders entitled to cast a majority of the votes at a meeting of stockholders must be represented at the meeting, either in person or by proxy. In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast for a particular proposal, they will have the same effect as negative votes or votes against that proposal. Broker non-votes are also counted for the purpose of determining the presence of a quorum. Broker non-votes occur when shares held by a broker on behalf of a beneficial owner are not voted with respect to a particular proposal, which generally occurs when the broker has not received voting instructions from the beneficial owner and lacks the discretionary authority to vote the shares itself.
Election of Directors. Our Amended and Restated Bylaws provides that a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested director elections (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” such nominee). If an incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, the director shall immediately tender his or her resignation to the Board. The Nominating, Environmental, Social and Corporate Governance Committee of the Board, or such other committee designated by the Board, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose its decision regarding the resignation within 90 days following certification of the election results. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, the remaining members of the Board may fill the resulting vacancy or may decrease the size of the Board.
Brokers do not have discretionary authority to vote shares without instructions from beneficial owners in the election of directors. Therefore, beneficial owners who are not stockholders of record and who want their votes to be counted in the election of directors must give voting instructions to their bank, broker or nominee before the date of the annual meeting.
Ratification of the appointment of our independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal will be required to ratify the appointment of our independent registered public accounting firm for the current fiscal year. We believe that the ratification of our independent registered public accounting firm is a routine proposal for which brokers may vote shares held on behalf of beneficial owners who have not given voting instructions with respect to that proposal.
Advisory vote on the compensation of our named executive officers. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal will be sufficient to approve, by an advisory, non-binding vote, the compensation of our named executive officers for fiscal 2021. The advisory vote on the compensation of our named executive officers, while held annually, is not considered a routine proposal; therefore, brokers lack the discretionary authority to vote shares without instructions from beneficial owners for this proposal.
Approval of any other matter properly submitted to the stockholders at the annual meeting generally will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on that matter.
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Security Ownership of Certain Beneficial Owners and Management
The table below sets forth information as of March 1, 2022 regarding the beneficial ownership (as defined by Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of our common stock by:
•	each person or group known by us to own beneficially more than five percent of our common stock;
•	each of our directors, director nominees and named executive officers individually; and
•	all directors and executive officers as a group.
In accordance with applicable rules of the Securities and Exchange Commission (the “SEC”), beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable, and shares subject to restricted stock units that vest and are delivered, within 60 days of March 1, 2022. Shares issuable pursuant to the exercise of stock options, and restricted stock units that vest, in the 60 days following March 1, 2022, are deemed outstanding for the purpose of computing the ownership percentage of the person holding such options, or shares subject to restricted stock units, but are not deemed outstanding for computing the ownership percentage of any other person. The percentage of beneficial ownership for the following table is based on 44,953,146 shares of common stock outstanding as of March 1, 2022.
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The address of each of the named individuals in the table below is c/o Ultra Clean Holdings, Inc., 26462 Corporate Avenue, Hayward, CA 94545 unless otherwise indicated below. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.
	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
Greater than 5% Stockholders
BlackRock, Inc.(1)	8,449,396	18.8%
55 East 52nd Street
New York, NY 10055
The Vanguard Group(2)	3,720,373	8.3%
100 Vanguard Boulevard
Malvern, PA 19355
Swedbank Robur Fonder AB(3)	2,620,000	5.8%
SE-105 34
Stockholm, Sweden
Named Executive Officers, Directors and Director Nominees
James P. Scholhamer(4)	379,432	*
Sheri L. Savage(5)	50,855	*
Vijayan S. Chinnasami(6)	108,185	*
W. Joseph Williams(7)	20,779	*
William C. Bentinck(8)	45,695	*
Clarence L. Granger(9)	88,137	*
Thomas T. Edman(9)	25,199	*
David T. ibnAle(9)	72,899	*
Emily M. Liggett(9)	31,930	*
Ernest E. Maddock(9)	25,399	*
Barbara V. Scherer(9)	40,899	*
Jacqueline A. Seto(9)	9,568	*
All Executive Officers and Directors as a Group (18 persons)(10)	941,982	2.1%
*	Less than 1%.
(1)	Based on a Schedule 13G filed with the SEC on January 28, 2022.
(2)	Based on a Schedule 13G/A filed with the SEC on February 10, 2022.
(3)	Based on a Schedule 13G filed with the SEC on March 18, 2022.
(4)
Includes (i) 19,646 restricted stock units that were scheduled to vest on April 24, 2022, (ii) 10,669 restricted stock units that were scheduled to vest on April 30, 2022, (iii) 7,274 restricted stock units that were scheduled to vest on April 30, 2022 and (iv) 20,886 restricted stock units that were scheduled to vest on April 30, 2022.

(5)
Includes (i) 10,914 restricted stock units that were scheduled to vest on April 24, 2022, (ii) 3,491 restricted stock units that were scheduled to vest on April 30, 2022, (iii) 2,909 restricted stock units that were scheduled to vest on April 30, 2022 and (iv) 10,443 restricted stock units that were scheduled to vest on April 30, 2022.

(6)
Includes (i) 16,372 restricted stock units that were scheduled to vest on April 24, 2022, (ii) 25,295 restricted stock units that were scheduled to vest on April 26, 2022, (iii) 3,491 restricted stock units that were scheduled to vest on April 30, 2022 and (iv) 2,909 restricted stock units that were scheduled to vest on April 30, 2022.

(7)
Consists of (i) 6,876 restricted stock units that were scheduled to vest on April 24, 2022, (ii) 1,842 restricted stock units that were scheduled to vest on April 30, 2022, (iii) 9,190 restricted stock units that were scheduled to vest on April 30, 2022 and (iv) 737 restricted stock units that were scheduled to vest on April 30, 2022.

(8)
Includes (i) 6,876 restricted stock units that were scheduled to vest on April 24, 2022, (ii) 18,269 restricted stock units that were scheduled to vest on April 26, 2022, (iii) 1,842 restricted stock units that were scheduled to vest on April 30, 2022 and (iv) 737 restricted stock units that were scheduled to vest on April 30, 2022.

(9)	Includes 2,699 restricted stock awards that vest on May 20, 2022.
(10)
Consists of shares beneficially owned by our current executive officers and directors as of March 1, 2022, which include (i) 75,691 restricted stock units that were scheduled to vest on April 24, 2022, (ii) 43,564 restricted stock units that were scheduled to vest on April 26, 2022 and (iii) 80,151 restricted stock units that were scheduled to vest on April 30, 2022.

At the close of business on March 30, 2022, the record date, we had 45,537,032 shares of common stock outstanding. Each share of our common stock is entitled to one vote on all matters properly submitted for a stockholder vote.
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Delinquent Section 16(a) Reports
Section 16(a) requires our directors, executive officers and beneficial holders of 10% or more of a registered class of our equity securities to file certain reports with the SEC regarding ownership of, and transactions in, our equity securities. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us and written representations we received from our directors and officers required to file the reports, we believe that all of our directors, executive officers and beneficial holders of 10% or more of a registered class of our equity securities, filed, on a timely basis, all reports required by Section 16(a) of the Exchange Act for the year ended December 31, 2021.
Cost of Proxy Solicitation
We will pay the cost of this proxy solicitation. Some of our employees may also solicit proxies, without any additional compensation. We may also reimburse banks, brokerage firms and nominees for their expenses in forwarding proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.
Deadline for Receipt of Stockholder Proposals
If you wish to submit a proposal for inclusion in the proxy statement for our 2023 Annual Meeting of Stockholders, you must follow the procedures outlined in Rule 14a-8 of the Exchange Act, and we must receive your proposal at the address below no later than December 26, 2022. Stockholders intending to present a proposal at the next annual meeting without the inclusion of such proposal in the Company’s proxy materials, including for the election of director nominees, must comply with the requirements set forth in our Amended and Restated Bylaws. The Amended and Restated Bylaws require, among other things, that a stockholder must submit a written notice of intent to present such a proposal at the address below not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (as long as the date of the annual meeting is not advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, in which case notice must be received no earlier than 120 days prior to such meeting and no later than the later of 70 days prior to such meeting or the 10th day following the public announcement of the date of such meeting). Therefore, we must receive notice of such proposal for the 2023 Annual Meeting of Stockholders no earlier than January 19, 2023, and no later than February 18, 2023, otherwise such notice will be considered untimely and we will not be required to present it at the 2023 Annual Meeting of Stockholders. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
Contacting Ultra Clean
If you have questions or would like more information about the annual meeting, you can contact us in either of the following ways:
•By telephone:	510-576-4400
•By fax:	510-576-4401
•In writing at our principal executive offices:	Ultra Clean Holdings, Inc. Attn: Secretary 26462 Corporate Avenue Hayward, CA 94545
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Company Overview
Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems, components, parts, and ultra-high purity cleaning and analytical services, primarily for the semiconductor industry. Under its Products division, the Company offers its customers an integrated outsourced solution for major subassemblies, improved design-to-delivery cycle times, design for manufacturability, prototyping, advanced flow control solutions, and high-precision manufacturing. Under its Services Division, the Company offers its customers tool chamber parts cleaning and coating, as well as micro-contamination analytical services.
Fiscal 2021 Year in Review
Performance Highlights:
By leveraging our global footprint and talent pool, and optimizing our operations, we were able to skillfully navigate many obstacles and adapt quickly to the operational complexities associated with the pandemic, including global supply chain challenges.

Performance Achievements Across Key Financial Measures
Revenue
+50%
$1.4B
$2.1B
FY2020
FY2021
Non-GAAP Adjusted
Operating Margin*
+8%
11.3%
12.2%
FY2020
FY2021
Non-GAAP Adjusted EPS
(per diluted share)*
+50%
$2.80
$4.20
FY2020
FY2021

Non-GAAP reflects adjustments to GAAP for amortization of intangible assets, restructuring charges, executive transition costs, acquisition costs, fair value adjustments, depreciation adjustments, stock-based compensation, certain insurance proceeds, gain on sale of property and the tax effects of the foregoing adjustments. See Annex A for a reconciliation of GAAP to non-GAAP measures and for additional information about the non-GAAP measures we use in this proxy statement.
•	Record revenue of $2.1 billion in 2021, an increase of 50% year-over-year.
•	Non-GAAP operating margin was 12.2%, compared to 11.3% in 2020.
•	Highest earnings per share (“EPS”) in the company’s history, $4.80 per diluted share compared to $2.80 in 2020.
•
During fiscal 2021, we completed the acquisition of Ham-Let (Israel-Canada) Ltd. (“Ham-Let”) that added process instrumentation and flow control systems to our current suite of offerings, enabling us to provide additional value to our customers as we work together to solve the challenges of today’s semiconductor industry.

•
We strengthened our balance sheet by completing an underwritten public offering of 3.7 million shares of our common stock in fiscal 2021, for which we received net proceeds of $192.8 million. As of December 31, 2021, UCT had $446.5 million in cash and cash equivalents.

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•
We extended our global footprint by opening a new facility in Malaysia that saw initial shipments to customers in September 2021. In addition to Malaysia, our capacity expansion plans are progressing in other strategic locations around the world.

•
In 2021, UCT won Intel’s award for extraordinary performance, innovation and resolve in the face of pandemic-related supply-chain challenges, and then was invited to partner with them on their recently announced Ohio mega-facility. This amplifies our position as a strategic partner of choice and deepens our engagement at the leading edge.

•
We actively collaborated with our customers and suppliers, including qualifying new suppliers, to maximize our output capability and meet our customers’ delivery schedules. We were able to leverage economies of scale and our procurement teams found innovative ways to limit risk by increasing resiliency and efficiency in our supply chain.

Stock Price Performance:
In fiscal 2021, our total shareholder return (“TSR”) performance reflected our ability to meet increased demand for our products and services and our ability to leverage our global footprint and optimize our operations to successfully navigate ongoing operational complexities associated with the pandemic. From the last trading day of fiscal 2020 through the close of market on December 31, 2021, UCT’s stock price increased by approximately 84%. As shown below, in recent years UCT has typically outperformed the S&P 500 Index, Dow Jones Industrial Average and the Nasdaq 100 Index, demonstrating the company’s ability to drive innovation throughout our comprehensive portfolio of products and services and deliver value to our customers by supporting their increasingly complex technology roadmaps.

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The following is a summary of key highlights of the Company’s financial performance for fiscal year 2021:
	Years Ended
	12/31/2021	12/25/2020	Increase (Decrease)	% Increase (Decrease)
	(dollars are in millions)
Revenues	$2,101.6	$1,398.6	$703.0	50.3%
Gross margin	20.5%	20.9%	(0.4)%	(1.9)%
Non-GAAP gross margin*	21.4%	21.4%	0.0%	0.0%
Income from operations	$185.7	$121.4	$64.3	53.0%
Non-GAAP income from operations*	$257.3	$158.2	$99.1	62.6%
Operating cash flow	$211.6	$97.3	$114.3	117.5%
Market capitalization at fiscal year end	$2,577.4	$1,284.8	$1,292.6	100.6%
*
Non-GAAP reflects adjustments to GAAP for amortization of intangible assets, restructuring charges, executive transition costs, acquisition costs, fair value adjustments, depreciation adjustments, stock-based compensation, certain insurance proceeds, gain on sale of property and the tax effects of the foregoing adjustments. See Annex A for a reconciliation of income from operations to non-GAAP income from operations and gross margin to non-GAAP gross margin and for additional information about the non-GAAP measures we use in this proxy statement.

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PROPOSAL 1: ELECTION OF DIRECTORS
Our Amended and Restated Bylaws provide that our Board of Directors shall be elected at the annual meeting of our stockholders, and each director so elected shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Our Board of Directors, at the recommendation of the Nominating, Environmental, Social and Corporate Governance Committee, has recommended for nomination the nominees for director named below. All of these nominees currently serve as our directors. Each nominee has consented to serve as a nominee, to serve as a director if elected, and to being named a nominee in this Proxy Statement. If a director nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement nominee if our Board of Directors names one.
Our Amended and Restated Bylaws provide that a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested director elections (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” such nominee). If an incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, the director shall immediately tender his or her resignation to the Board. The Nominating, Environmental, Social and Corporate Governance Committee of the Board, or such other committee designated by the Board, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose its decision regarding the resignation within 90 days following certification of the election results. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, the remaining members of the Board may fill the resulting vacancy or may decrease the size of the Board.
Name	Position/Office Held With the Company	Age	Director Since
Clarence L. Granger	Chairman of the Board and Nominee for Director	73	2002
James P. Scholhamer	Chief Executive Officer, Director and Nominee for Director	55	2015
David T. ibnAle	Director and Nominee for Director	50	2002
Emily M. Liggett	Director and Nominee for Director	66	2014
Thomas T. Edman	Director and Nominee for Director	59	2015
Barbara V. Scherer	Director and Nominee for Director	66	2015
Ernest E. Maddock	Director and Nominee for Director	64	2018
Jacqueline A. Seto	Director and Nominee for Director	56	2020
Members of our Board self-identify as set forth in the table below:
Board Diversity Matrix (As of March 10, 2022)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	0	0
Part II: Demographic Background*
African American or Black		1
Alaskan Native or Native American
Asian	1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	3	4
Two or More Races or Ethnicities	1
LGBTQ+			1
Did Not Disclose Demographic Background			0
*	Directors who identify in the “Two or More Races or Ethnicities” category are also identified in each individual category as appropriate.
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Set forth below is information about each of our nominees for director:

Clarence L. Granger — Chairman and Independent Director
Director since 2002
Age: 73
Key qualifications and expertise considered by the Board in nominating this director:
 • Extensive knowledge of UCT’s business, strategy, people, operations, finances and competitive position in the semiconductor capital equipment industry as our former CEO
 • Executive leadership and vision
 • Global network of customer, industry and government relationships

Clarence L. Granger has served as our Chairman since October 2006. From 1996 to 2015, Mr. Granger served in multiple roles with UCT including Chief Operating Officer and Executive Vice President of Operations, culminating with 12 years as our Chief Executive Officer. Before joining UCT, Mr. Granger held executive management roles at Seagate Technology, HMT Technology and Xidex, including the position of Chief Executive Officer for HMT Technology. Mr. Granger has a B.S. in Industrial Engineering from the University of California at Berkeley and an M.S. in Industrial Engineering from Stanford University.

James P. Scholhamer — Chief Executive Officer and Director
Director since 2015
Age: 55
Key qualifications and expertise considered by the Board in nominating this director:
 • Strong engineering and operations experience
 • Provides the Board of Directors with a unique perspective as Chief Executive Officer and leader of our strategic planning process

Before joining UCT as Chief Executive Officer in 2015, James P. Scholhamer served as Corporate Vice President and General Manager of Applied Materials, Inc., leading the Equipment Products Group and Display Services Group of its Global Service Division. Earlier at Applied Materials, Mr. Scholhamer served as Vice President of Operations-Energy for the Environmental and Display Products Division and Corporate Vice President and General Manager of the Display Business Group. Prior to joining Applied Materials, Mr. Scholhamer worked for Applied Films Corporation as Vice President of Operations, Engineering and Research Development and as Vice President of Thin Film Coating Division and Thin Film Equipment Division. Mr. Scholhamer holds a B.S. in Materials and Metallurgical Engineering from the University of Michigan.

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David T. ibnAle — Independent Director
Director since 2002
Age: 50
Key qualifications and expertise considered by the Board in nominating this director:
 • Expertise in corporate finance, accounting and strategy
 • Brings a thorough understanding of business management, including investment, corporate strategy and mergers and acquisitions to UCT’s growth initiatives
 • Qualifies as a financial expert and provides important support as a member of our Audit Committee

David T. ibnAle is a Founding and Managing Partner of Advance Venture Partners LLC. He has 25 years of experience as an investor in high-growth technology companies. Before co-founding AVP, Mr. ibnAle was a Managing Director of TPG Growth, the growth equity and middle-market investment platform of TPG. Prior to joining TPG Growth, he was an investment professional and Partner at Francisco Partners and began his investing career at Summit Partners. Mr. ibnAle has served on the Boards of Directors of several public and private technology companies, and currently serves on the Boards of Affinity, Alto Solutions, E.Merge Technology Acquisition Corp., Headspace Health, Morning Consult, Nativo and UrbanSitter. Mr. ibnAle also serves on the Board of Trustees and as chair of the Investment Committee of The San Francisco Foundation. Mr. ibnAle holds a B.A. in Public Policy and an M.A. in International Development Policy from Stanford University, and an M.B.A. from the Stanford University Graduate School of Business.

Emily Liggett — Independent Director
Director since 2014
Age: 66
Key qualifications and expertise considered by the Board in nominating this director:
 • CEO and management experience in a variety of technical industrial companies
 • International perspective; has managed worldwide businesses, partnerships, and international joint ventures
 • Expertise in strategy, operations, new product development, sales, marketing, and business development for highly technical businesses

Emily Liggett is the Founder and Chief Executive Officer of Liggett Advisors, a strategy/implementation consulting business, since 2017. Previously, Ms. Liggett was CEO of NovaTorque, Inc., CEO of Apexon, CEO of Capstone Turbine and CEO of Elo TouchSystems. Before these roles, she held assignments in sales, marketing, operations and general management at Raychem Corporation, including GM of the Raychem Telecommunications Division. Ms. Liggett is presently a director of Materion Corporation and of Kaiser Aluminum. She was previously a director of MTS Systems Corporation and of Immersion Corporation, and serves on the Purdue Research Foundation Board of Directors. Ms. Liggett has a B.S. in Chemical Engineering from Purdue University, an M.S. degree in Manufacturing Systems and an M.B.A. from Stanford University.

Thomas T. Edman — Independent Director
Director since 2015
Age: 59
Key qualifications and expertise considered by the Board in nominating this director:
 • Business acumen and experience in the technology industry with sizeable companies, including as CEO of a public company
 • Extensive experience in Asia and with compensation matters

Thomas T. Edman is currently Chief Executive Officer of TTM Technologies Inc. since 2014 and has been a member of its Board of Directors since 2004. Mr. Edman held multiple management roles at Applied Materials Inc., including Group Vice President and General Manager of the AKT Display Business Group and Corporate Vice President of Corporate Business Development. Before that he served as President and CEO of Applied Films Corporation and also as General Manager of the High Performance Materials Division of Marubeni Specialty Chemicals Inc. Mr. Edman is currently the Vice Chairman of IPC, a trade association for the electronics manufacturing industry. Mr. Edman holds a B.A. in East Asian Studies (Japan) from Yale University and an M.B.A. from The Wharton School at the University of Pennsylvania.

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Barbara V. Scherer — Independent Director
Director since 2015
Age: 66
Key qualifications and expertise considered by the Board in nominating this director:
 • Extensive experience in the technology industry, including significant operational expertise
 • Practical and strategic insight into complex financial reporting and management issues

Barbara V. Scherer’s career spans more than 30 years, including 25 years in senior financial leadership roles in the technology industry. Previously, she was Senior Vice President, Finance and Administration and Chief Financial Officer of Plantronics Inc. from 1998 to 2012. Before Plantronics, she held executive management positions spanning 11 years in the disk drive industry, was an associate with The Boston Consulting Group and was a member of the corporate finance team at ARCO. Ms. Scherer is a member of the Board of Directors of NETGEAR Inc. and chair of the compensation committee. She is also a board member of Ansys Inc. and chairs the audit committee. She previously served as a director of Keithley Instruments Inc., has chaired audit committees since 2006 and has experience serving on the boards of nonprofit organizations. Ms. Scherer received a B.A. from the University of California at Santa Barbara and an M.B.A. from the School of Management at Yale University.

Ernest E. Maddock — Independent Director
Director since 2018
Age: 64
Key qualifications and expertise considered by the Board in nominating this director:
 • Practical and strategic insight into complex financial reporting and management issues
 • Significant operational expertise
 • Knowledge of critical drivers across the semiconductor ecosystem

Ernest E. Maddock has held leadership positions at multiple global companies during his career. Mr. Maddock served as Senior Vice President and Chief Financial Officer at Micron Technology from 2015 until his retirement in 2018. Prior to joining Micron, Mr. Maddock served as Executive Vice President and Chief Financial Officer of Riverbed Technology. Before joining Riverbed, he spent 15 years at Lam Research Corporation (“Lam”), rising to Executive Vice President and Chief Financial Officer. His previous roles at Lam included Vice President, Customer Support Business Group; and Group Vice President and Senior Vice President of Global Operations. Currently, Mr. Maddock serves on the Board of Directors of Avnet, Inc., and previously served as a member of the Board of Directors for Intersil Corporation. Mr. Maddock holds a B.S. in Industrial Management from the Georgia Institute of Technology and an M.B.A. from Georgia State University.

Jacqueline A. Seto — Independent Director
Director since 2020
Age: 56
Key qualifications and expertise considered by the Board in nominating this director:
 • Deep understanding of the semiconductor industry
 • Proven strategic insight
 • Extensive experience in product strategy and marketing

Jacqueline A. Seto is currently Principal of Side People Consulting, partnering with emerging companies and with non-profit organizations advising on strategic and business planning, change management and other executive service consulting. Previously, Ms. Seto spent 22 years at Lam Research, where she advanced to the position of Group Vice President and General Manager of the Clean Business Unit. Her previous roles at Lam included Corporate Vice President and General Manager in the Reliant Business Unit, Vice President of Product and Strategic Marketing and Managing Director of Emerging Businesses. Ms. Seto currently serves as a member of the Board of Trustees for The Oregon Museum of Science and Industry, and as a member of the Board of Directors for the International Women’s Forum Oregon. She previously served as a member of the Board of Directors for TriAegis Residential Services, for Mastersranking.com and as the Board Secretary of Prevent Child Abuse Oregon. Ms. Seto holds a Bachelor of Engineering in Chemical Engineering from McGill University.

There are no family relationships among any of our directors and executive officers. There are no arrangements or understandings between any of our directors and us pursuant to which such director was or is to be selected as a director or nominee. Information related to the compensation of our Board of Directors can be found under “—Director Compensation” below.
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Board Recommendation
Our Board of Directors recommends that you vote “FOR” each of the nominees to the Board of Directors set forth in this Proposal 1.
Structure of Board of Directors and Corporate Governance Information
Director Independence. We are required to comply with the director independence rules of the Nasdaq Stock Market (“Nasdaq”) and the SEC. These rules require that the board of directors of a listed company be composed of a majority of independent directors and that the audit committee, compensation and people committee and nominating, environmental, social and corporate governance committee be composed solely of independent directors.
Our Board of Directors has determined that each of our directors and director nominees is independent in accordance with applicable Nasdaq and SEC rules other than Mr. Scholhamer. Accordingly, a majority of our current Board of Directors is independent as required by Nasdaq rules and, upon election of each of our director nominees at the 2022 Annual Meeting of Stockholders, a majority of our Board of Directors will be independent as required by Nasdaq rules.
Director Responsibilities. We are governed by our Board of Directors and its various committees that meet throughout the year. Our Board of Directors currently consists of eight directors. During 2021, there were six meetings of our Board of Directors. We expect directors to attend and prepare for all meetings of the Board of Directors and the meetings of the committees on which they serve. Each of our directors attended more than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served during 2021.
Board Leadership Structure. Our corporate governance guidelines allow for the flexibility to combine or separate the offices of Chairman and the Chief Executive Officer to best serve the interests of the Company and its stockholders. Mr. Scholhamer serves as the Chief Executive Officer of the Company and Mr. Granger serves as the Chairman of our Board of Directors. Our Board of Directors believes our current board leadership structure to be an efficient and successful leadership model for the Company, promoting clear accountability and effective decision-making. The roles of our Chairman and Chief Executive Officer are separated to allow Mr. Scholhamer to develop and execute on our corporate strategy and focus on day-to-day operations and company performance. Our Board of Directors believes that our stockholders benefit from Mr. Granger’s service as Chairman due to his deep background and experience in our industry and his knowledge of our operations as our former Chief Executive Officer. Our Board of Directors recognizes that a different leadership model may be warranted under different circumstances. Accordingly, our Board of Directors periodically reviews its leadership structure.
The Board also continually reviews the need for effective independent oversight. Each member of each of our Board of Director’s standing committees is an independent director, and each independent director is actively involved in independent oversight. Our independent directors meet in executive session during each regularly scheduled quarterly meeting of our Board of Directors and periodically evaluate both our Chairman and our Chief Executive Officer as well as Board and committee performance. All directors have unrestricted access to management at all times and frequently communicate with the Chairman, the Chief Executive Officer and other members of management on a variety of topics. Given the above factors, our Board of Directors has determined that our leadership structure is appropriate.
Corporate Governance. Our Board of Directors has adopted corporate governance guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and the corporate governance policies and standards applicable to us in general. In addition, we have adopted a code of business conduct and ethics that applies to all officers, directors and employees. Our corporate governance guidelines and our code of business conduct and ethics as well as the charters of the Nominating, Environmental, Social and Corporate Governance Committee, Audit Committee and Compensation and People Committee are available on our website at http://uct.com/investors/corporate-governance/. Information on or accessible through our website is not incorporated by reference in this Proxy Statement.
Communicating with our Board of Directors. Any stockholder wishing to communicate with our Board of Directors may send a letter to our Secretary at 26462 Corporate Avenue, Hayward, CA 94545. Communications intended specifically for non-employee directors should be sent to the attention of the chair of the Nominating, Environmental, Social and Corporate Governance Committee.
Annual Meeting Attendance. Our Board of Directors has adopted a policy that all members should attend each annual meeting of stockholders when practical. Eight of our eight incumbent directors attended the 2021 Annual Meeting of Stockholders.
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Risk Oversight
Our Board of Directors plays an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board of Directors regularly reviews reports from the management team on areas of material risk to the Company, including operational, financial, legal, cyber, environmental, social and governance (“ESG”) and strategic risks. Each of the committees of our Board of Directors also oversees the management of company risks that fall within the committee’s areas of responsibility. The Audit Committee periodically reviews risks associated with financial reporting and internal controls, as well as risks associated with liquidity, customer credit, inventory reserves and cybersecurity. The Nominating, Environmental, Social and Corporate Governance Committee assists the Board in overseeing risks associated with board organization, membership, structure and ESG. The Compensation and People Committee assists the Board in reviewing whether any material risks arise from our compensation programs and in overseeing risks associated with succession planning for our executives. The Board also reviews our director and officer insurance annually.
Environmental Social and Governance Considerations
Our ESG vision is to successfully align our strategy and operations with our values as a responsible global company in a thoughtful and authentic manner. Incorporating environmental, social and governance goals into our operating framework reflects our longstanding commitment to our customers, partners, shareholders, employees and the communities in which we operate. It’s the right thing to do for our company and our stakeholders.
Environmental Stewardship

UCT is committed to sustainable solutions that minimize our environmental impact and support our long-term success.
We have an Environmental Policy that sets environmental protection as a priority. The foundation of the policy is based on the concept of reduce, reuse and recycle to minimize our environmental footprint. We regularly assess new requirements and stakeholder input for continuous improvements.
We have a goal of zero environmental impact incidents. Our performance against this policy is monitored via reviews and audits.
UCT is committed to “SuCCESS2030” (Supply Chain Certification for Environmental and Social Sustainability). This Applied Materials initiative supports sustainability efforts through the supply chain. The goal is to build a responsible and sustainable end-to-end supply chain for the future of semiconductors.
We subscribe to the Responsible Business Alliance (“RBA”) Responsible Mineral Initiative which establishes standards for environmentally responsible and ethical business practices in the electronics industry and its supply chain.
Highlights:

ENERGY EFFICIENT OPERATIONS
Increased efficiency can lower greenhouse gas (“GHG”) emissions and other pollutants to help protect the environment.
 • UCT incorporates energy efficiency considerations into our capacity expansions. For example, our new facility in Malaysia includes infrastructure to support planned solar installations. We also incorporate LED lighting and motion sensors in new facilities to reduce energy consumption.
 • We are currently incorporating lean manufacturing methods where possible to increase energy efficiency and reduce waste.

RESPONSIBLE USE OF RESOURCES
UCT recognizes that the responsible use of natural resources is essential to sustainably growing our business and protecting the environment
 • UCT follows RBA’s Responsible Minerals Assurance Process for tantalum. Tantalum is a rare metal commonly used in the electronics industry where high reliability in extreme environments is required. Tantalum is covered by regulations related to “conflict minerals” in the United States and the European Union.

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 • Our Environmentally Clean Process (“ECP”) for tantalum-deposited parts recover up to 95% of the metal, enabling it to re-enter the commodity market and reduce the demand for mined material.
 • ECP also increases part lifetime and reduces wastewater generation while eliminating the use of chemicals at some of our high-volume cleaning facilities.
 • UCT acknowledges our duty to protect water sources in the communities in which we operate and strives to conserve water use across our global operations by sharing best practices among sites.

REDUCING CHEMICAL USE
UCT’s parts cleaning business uses chemical-free processes where possible. This lowers our environmental impact by reducing the amount of waste requiring treatment and enabling the safe return of water to the environment.

MINIMIZING WASTE
UCT is committed to reducing waste across our locations to limit our environmental footprint. We have implemented reuse programs for packaging materials with our customers and suppliers, adhering to the semiconductor industry’s stringent protective packaging requirements.

REDUCING TRANSPORTATION
To reduce our overall emissions, UCT seeks to minimize transportation emissions wherever possible among our operations, suppliers and employees. Many of UCT’s sites are strategically positioned close to our customers, which reduces the distance products must travel. Regional supply chains are also optimized to reduce shipping distance.

Social Responsibility

We aim to build a responsible and sustainable end-to-end supply chain, ensure employee health and safety in the workplace, foster an atmosphere of acceptance, inclusion, belonging, trust and mutual respect in the workplace, promote employee engagement inside and outside the company and give back to communities.
UCT strives to positively impact society by ensuring the people we work with are safe and treated with dignity and respect, and by being a good neighbor in the communities in which we operate.

HEALTH, WELLNESS AND SAFETY
 • The safety of our personnel is our top priority, and we have an established Safety policy to outline expectations, including our goal of zero accidents and injuries. Safety incident levels across our Products and Services Divisions are consistently below industry benchmarks.
 • We consistently train, educate and qualify personnel to enable a safety-focused work environment.

 • We subscribe to the Responsible Business Alliance (“RBA”) Responsible Labor Initiative, which establishes standards to ensure working conditions in the electronics industry and its supply chains are safe and that workers are treated with respect and dignity.

 • We require written certification from strategic direct product suppliers that the materials incorporated into their products comply with applicable laws and regulations, including laws regarding slavery and human trafficking of the country or countries in which they are doing business.

DIVERSITY, INCLUSION AND ENGAGEMENT
Central to UCT’s values is the belief that employees are our most important assets. Our goal is to foster an atmosphere of acceptance, inclusion, belonging, trust and respect for all.

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We embrace diversity and multiculturalism. We respect regional differences while fostering a culture that maximizes both organizational and individual potential. Our culture emphasizes leadership, open and honest communication, training and mentoring, and a positive reward system.
 • Our employees take mandatory training to establish behavioral expectations, improve diversity and inclusion sentiment, and ensure that every employee is treated with dignity and respect.
 • In 2021, UCT established a Women for Other Women initiative to provide opportunities for all our employees to connect, support and uplift each other to achieve success at work and in their personal lives.
 • We are committed to contributing to the communities in which we operate and support our employees who participate in local events through the investment of time and resources.

Corporate Governance

Sound governance and strong leadership are key to delivering sustained value to our stakeholders. To succeed, we must safeguard and retain the trust of employees, partners, customers, investors and the communities in which we work and live.
As stewards of the company, our Board of Directors provides guidance and oversight and ensures that we maintain our high ethical standards. Effective corporate governance requires achieving the right mix of experience, background and diversity in perspectives; this is particularly important in a complex and highly technical business like ours. For more information on board diversity, please see page 10.
We benefit from a highly engaged and informed Board of Directors. Our board composition complies with Nasdaq and Securities and Exchange Commission rules regarding director independence and meets the two California board diversity requirements regarding women and under-represented groups.
Given the importance of ESG considerations, in 2021 UCT established that two of our three board committees would share oversight responsibility for ESG:
 • The Nominating, Environmental, Social and Corporate Governance Committee (formerly the Nominating and Corporate Governance Committee) provides oversight and guidance for ESG matters focusing on environmental and governance areas.
 • The Compensation and People Committee (formerly the Compensation Committee) provides oversight and guidance for the social component of ESG, including talent and career development, employee retention, promotion of diversity and inclusion and other people-related matters.

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Committees of Our Board of Directors
Our Board of Directors has three principal committees. The following describes each committee’s current membership, the number of meetings held during 2021 and its mission:
Audit Committee.
Among other matters, the Audit Committee is responsible for:
• providing oversight of our accounting and financial reporting processes and audits of our financial statements;
• assisting the Board in its oversight of the integrity of our financial statements and the adequacy and effectiveness of our internal controls over financial reporting;
• periodically reviews risks related to data protection and cybersecurity;
• the qualifications, independence and performance of our independent auditors (including hiring and replacing our independent auditors as appropriate, reviewing and pre-approving any audit and non-audit services provided by our independent auditors and approving fees related to such services);

• the performance of our internal audit function;
• the review, approval and oversight of our Cash and Investment Policy and Financial Risk Management Policy, including oversight over our hedging strategy and the use of swaps and other derivative instruments for hedging risks;

• compliance with legal and regulatory requirements;
• compliance with our code of business conduct and ethics (and requests for waivers therefrom); and
• preparing the Audit Committee report that SEC rules require to be included in our proxy statement.
A copy of the Audit Committee’s charter is available on our website at http://uct.com/investors/corporate-governance/. Information on or accessible through our website is not incorporated by reference in this Proxy Statement.
The current members of the Audit Committee are Ernest E. Maddock (chair), Barbara V. Scherer, Thomas T. Edman and David T. ibnAle. Our Board of Directors has determined that each member of the committee satisfies both the SEC’s additional independence requirement for members of audit committees and the other requirements of Nasdaq for members of audit committees. The Board of Directors has also concluded that each member of the Audit Committee qualifies as an audit committee financial expert as defined by SEC rules and has the financial sophistication required by Nasdaq. The Audit Committee met four times in 2021.
Compensation and People Committee.
Among other matters, our Compensation and People Committee:
• oversees our compensation and benefits programs and policies generally, including the issuance of equity-based compensation;
• evaluates the performance of our executive officers and other senior executives;
• reviews our management succession plan;
• oversees and sets compensation for our executive officers, Board members and other senior executives;
• reviews and recommends inclusion of the Compensation Discussion and Analysis required to be included in our proxy statement by SEC rules, and
• oversees the social component of ESG matters.
A copy of the Compensation and People Committee’s charter is available on our website at http://uct.com/investors/corporate-governance/. The Compensation and People Committee’s process for deliberations on executive compensation is described below under “Compensation Discussion and Analysis.” Information on or accessible through our website is not incorporated by reference in this Proxy Statement.
As part of our oversight of our executive compensation program and in conjunction with the Compensation and People Committee, we consider the impact of our executive compensation program and the incentives created by different elements of the executive compensation program on our risk profile. In addition, we review all of our compensation policies and procedures, including the incentives that they create and factors that affect the likelihood of excessive risk-taking, to determine whether they present a significant risk to the Company. Based on this review, we have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.
The current members of the Compensation and People Committee are Thomas T. Edman (chair), David T. ibnAle, Emily M. Liggett and Jacqueline A. Seto. Our Board of Directors has determined each member of the committee is independent as defined under Nasdaq and SEC rules. The Compensation and People Committee met five times in 2021.
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Nominating, Environmental, Social and Corporate Governance Committee.
Among other matters, our Nominating, Environmental, Social and Corporate Governance Committee:
• reviews and evaluates the size, composition, function and duties of the Board consistent with its needs;
• establishes criteria for the selection of candidates to the Board and its committees, and identifies individuals qualified to become Board members consistent with such criteria, including the consideration of nominees submitted by shareholders;

• recommends to the Board director nominees for election at our annual or special meetings of stockholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings;

• recommends directors for appointment to committees of the Board;
• makes recommendations to the Board as to determinations of director independence;
• leads the process and assists the Board in evaluating its performance and the performance of its committees;
• periodically reviews our corporate governance guidelines and code of business conduct and ethics, and oversees compliance with our corporate governance guidelines; and
• oversees ESG matters focused on the environmental and governance components.
A copy of the Nominating, Environmental, Social and Corporate Governance Committee’s charter is available on our website at http://uct.com/investors/corporate-governance/. Information on or accessible through our website is not incorporated by reference in this Proxy Statement.
The current members of the Nominating, Environmental, Social and Corporate Governance Committee are Emily M. Liggett (chair), Barbara V. Scherer, Ernest E. Maddock and Jacqueline Seto. Our Board of Directors has determined that each member of the Nominating, Environmental, Social and Corporate Governance Committee is independent as defined under Nasdaq. The Nominating, Environmental, Social and Corporate Governance Committee met four times in 2021.
Consideration of Director Nominees
Director Qualifications. The Nominating, Environmental, Social and Corporate Governance Committee of the Board operates pursuant to a written charter and establishes membership criteria for the Board and each committee of the Board and recommends to the Board individuals for membership on the Board and its committees. There is no fixed set of qualifications that must be satisfied before a candidate will be considered. Rather, candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the interests of our stockholders. In conducting its assessment, the committee considers issues of judgment, diversity, age, skills, background, experience and such other factors as it deems appropriate given the needs of the Company and our Board of Directors. Although we do not have a formal policy with regard to the consideration of diversity, when identifying and selecting director nominees, the Nominating, Environmental, Social and Corporate Governance Committee also considers the impact a nominee would have in terms of increasing the diversity of our Board of Directors with respect to professional experience, skills, backgrounds, viewpoints and areas of expertise. The Nominating, Environmental, Social and Corporate Governance Committee also considers the independence, financial literacy and financial expertise standards required by our committee charters and applicable laws, rules and regulations, and the ability of the candidate to devote the time and attention necessary to serve as a director and a committee member.
Identifying and Evaluating Nominees for Director. In the event that vacancies are anticipated or otherwise arise, the Nominating, Environmental, Social and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating, Environmental, Social and Corporate Governance Committee through current directors, professional search firms engaged by us, stockholders or other persons. Candidates are evaluated at regular or special meetings of the Nominating, Environmental, Social and Corporate Governance Committee (or our independent directors) and may be considered at any point during the year.
Stockholder Nominees. Candidates for director recommended by stockholders will be considered by the Nominating, Environmental, Social and Corporate Governance Committee. Such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for membership on our Board of Directors, information regarding any relationships between the candidate and our Company within the last three years and a written indication by the recommended candidate of the candidate’s willingness to serve on our Board of Directors. Stockholder recommendations, with such accompanying information, should be sent to the attention of the Chair of the Nominating, Environmental, Social and Corporate Governance Committee at the address listed under “Information Concerning Solicitation and Voting—Contacting Ultra Clean.”
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Stockholders also may nominate directors for election at our annual meeting of stockholders by following the provisions set forth in our Amended and Restated Bylaws. The deadline and procedures for stockholder nominations are disclosed elsewhere in this proxy statement under the caption “Information Concerning Solicitation and Voting—Deadline for Receipt of Stockholder Proposals.”
Director Compensation
Our non-employee directors earn the following annual retainers for service on our Board of Directors and its standing committees:
•	a $60,000 annual cash retainer for service as a member of our Board of Directors;
•	an additional $50,000 annual cash fee for serving as independent chair of our Board of Directors;
•	the following additional annual cash retainers for service on the standing committees of our Board of Directors:
•	Audit Committee – $12,500 (or $25,000 for the chair);
•	Compensation and People Committee – $10,000 (or $20,000 for the chair);
•	Nominating, Environmental, Social and Corporate Governance Committee – $10,000 (or $20,000 for the chair).
No fee is paid for attendance at any Board of Directors or committee meeting. Cash retainers for Board and committee service are paid quarterly.
Annual Stock Awards
On an annual basis, each non-employee director is eligible to receive an annual award of restricted stock. On the date of our 2021 annual meeting of stockholders, each of our non-employee directors at such time was granted a restricted stock award with a value of approximately $140,000 (equating to 2,699 shares of our common stock based on the closing price of our common stock on the business day immediately prior to the grant date) that fully vests on the earlier of (i) the day before the 2022 Annual Meeting of Stockholders and (ii) May 20, 2022.
Initial Stock Awards
Upon joining the Board (other than at an annual meeting), each non-employee director is eligible to receive an initial award of restricted stock, in an amount equal to the value of the annual non-employee director award for such year, pro-rated based on the length of services provided from appointment to the Board until the following annual stockholder meeting. The restricted stock will become fully vested on the date of the annual stockholder meeting following such award.
The following table sets forth compensation for our non-employee directors for fiscal 2021. Our only employee director during fiscal 2021, Mr. Scholhamer, does not receive separate compensation for service as a director. Information on Mr. Scholhamer’s compensation for fiscal 2021 is disclosed in the Summary Compensation Table below.
Name	Fees Earned or Paid In Cash ($)	Stock Awards(1)(2) ($)	Total ($)
Thomas T. Edman	89,253	134,707	233,961
Clarence L. Granger	105,671	134,707	240,378
David T. ibnAle	80,336	134,707	215,043
Emily M. Liggett	81,753	134,707	216,461
Ernest E. Maddock	89,253	134,707	223,961
Jacqueline A. Seto	73,171	134,707	207,878
Barbara V. Scherer	77,836	134,707	212,543
(1)
The amounts shown are the grant date fair values for restricted stock awards granted in fiscal year 2021 computed in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the day preceding the grant date. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Messrs. Edman, Granger, ibnAle and Maddock and Mses. Liggett, Scherer and Seto each held an outstanding restricted stock award with respect to 2,699 shares of our common stock as of December 31, 2021.
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Stock Ownership Guidelines; Policy Against Hedging Transactions and Pledges
The Board of Directors has adopted stock ownership guidelines for our directors to more closely align the interests of our directors with those of our stockholders. The guidelines provide that each director should hold at least 3X annual cash compensation shares of our common stock, and that each director be allowed three years from the date such director joined our Board of Directors to accumulate such number of shares of our common stock. All of our directors are currently in compliance with our stock ownership guidelines.
The Board of Directors has also adopted stock ownership guidelines for our Chief Executive Officer. The policy was amended in February 2020 to provide that our Chief Executive Officer should hold common stock with a value at least 3X his or her base salary, and that he or she be allowed three years from the date such person becomes our Chief Executive Officer to accumulate such number of shares of our common stock. The amendment to the policy was intended to bring it in line with more contemporary governance and peer practices. Our Chief Executive Officer is currently in compliance with our stock ownership guidelines.
The Company’s Insider Trading Policy, which can be found on our website, provides that our securities shall not be made subject to hedge transactions or puts and calls. The Insider Trading Policy further prohibits any pledges of our securities by our directors and executive officers.
Compensation Consultant
The Compensation and People Committee determined to engage Semler Brossy, with respect to fiscal 2021 executive officer and non-employee director compensation matters. Semler Brossy was retained by our Compensation and People Committee to provide an independent review of the Company’s executive compensation programs, including an analysis of both the competitive market and the design of the programs for 2021. In addition, during 2021, Semler Brossy assisted the Compensation and People Committee with its CEO pay ratio analysis and its evaluation of its executive severance and change in control policies and provided our Compensation and People Committee assistance in developing our Compensation Discussion and Analysis in this proxy statement. Semler Brossy also furnished the Compensation and People Committee with reports on peer company practices relating to the following matters: short-term and long-term compensation program design; equity compensation; retention value of current equity holdings; target incentive opportunities; and compensation trends. For further discussion of the work conducted by Semler Brossy as our compensation consultant, see “Compensation Discussion and Analysis—Process for Determining Executive Compensation.”
Certain Relationships and Related Party Transactions
Related Person Transaction Policy. Our written Related Person Transaction Policy requires our Board of Directors or the Nominating, Environmental, Social and Corporate Governance Committee to review and approve all related person transactions. Our directors and officers are required to promptly notify our Chief Compliance Officer (currently our General Counsel) of any transaction which potentially involves a related person. Our Board of Directors or the Nominating, Environmental, Social and Corporate Governance Committee then considers all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms of the transaction, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. Our Board of Directors or the Nominating, Environmental, Social and Corporate Governance Committee will not approve or ratify a related person transaction unless it has determined that, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.
Other than as disclosed above, since December 25, 2020, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest.
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PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Moss Adams LLP (“Moss Adams”) to serve as our independent registered public accounting firm for fiscal 2022. We are asking you to ratify this appointment. Ratification of the appointment of Moss Adams as our independent registered public accounting firm for fiscal 2022 requires the affirmative vote of the holders of a majority of our common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon. Abstentions will have the same effect as negative votes for this proposal. Although ratification is not required for us to retain Moss Adams, in the event of a majority vote against ratification, the Audit Committee may reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. A representative of Moss Adams is expected to be present at the annual meeting of stockholders, and will have the opportunity to make a statement if he/she desires to do so and is expected to be available to respond to appropriate questions.
Audit Fees
Set forth below are the aggregate audit fees incurred for the professional services provided by Moss Adams and its affiliates in fiscal 2021 and fiscal 2020.
	Fiscal Year Ended
	December 31, 2021	December 25, 2020
Audit fees	$4,668,962	$3,329,079
Audit related fees	$21,000	$21,000
Total	$4,689,962	$3,350,079
Audit fees consist of fees billed, or to be billed, for services rendered to us and our subsidiaries for the audit of our annual financial statements and internal control over financial reporting, reviews of our quarterly financial statements included in our quarterly reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings. Audit fees increased in 2021 primarily as a result of increased hours associated with our acquisition of Ham-Let. Audit related fees for 2021 and 2020 consisted of fees billed for services rendered to us for employee benefit plans.
Preapproval Policy of Audit Committee of Services Performed by Independent Auditors
The Audit Committee’s policy requires that the committee preapprove audit and non-audit services to be provided by our independent auditors before the auditors are engaged to render services. The Audit Committee may delegate its authority to pre-approve services to one or more Audit Committee members; provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting.
All services described above were pre-approved in accordance with the Audit Committee’s pre-approval policies.
Board Recommendation
Our Board of Directors recommends that you vote “FOR” ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for fiscal 2022.
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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this report of the Audit Committee of our Board of Directors shall not be deemed “filed” with the Securities and Exchange Commission or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.
The Audit Committee represents and assists the Board in fulfilling its responsibilities relating to the integrity of the Company’s financial statements. Areas of responsibility include evaluating audit performance and managing relations with our independent registered public accounting firm. The committee also monitors the activities and performance of the Company’s internal audit function, including scope of reviews, staffing levels, and reporting and follow-up procedures. As they pertain to the integrity of the Company’s financial statements, the Audit Committee also oversees policies and results with respect to risk assessment and risk management, including risks related to data protection and cybersecurity. In addition, the Audit Committee oversees the Company’s internal ethics and compliance program and receives quarterly reports from the Ethics and Compliance Officer. The key responsibilities of our Audit Committee are set forth in our Audit Committee’s charter, which is available on our website at http://uct.com/investors/corporate-governance/. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities.
The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2021. This review included a discussion of the quality and the acceptability of our financial reporting and internal control over financial reporting, including the clarity of disclosures in the financial statements.
The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm such auditors’ independence from management and Ultra Clean, including the matters in such written disclosures required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.
The Audit Committee further discussed with our independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss any significant matters regarding internal control over financial reporting that have come to their attention during the audit, and to discuss the overall quality of our financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors and our Board of Directors approved that the audited financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” be included in the Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission on March 1, 2022.

Members of the Audit Committee
Ernest E. Maddock, Chair
Barbara V. Scherer
Thomas T. Edman
David T. ibnAle
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PROPOSAL 3: ADVISORY VOTE APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
This proposal provides you with an opportunity to cast a non-binding, advisory vote approving the fiscal 2021 compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC in this proxy statement, including the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures. In a decision that factored in the non-binding advisory vote of our stockholders held at our 2017 Annual Meeting of Stockholders on the frequency of stockholder advisory votes on executive compensation, we determined to hold a non-binding, advisory vote on executive compensation annually. Our next non-binding, advisory vote on the frequency of stockholder advisory votes on executive compensation is required to occur no later than our 2023 Annual Meeting of Stockholders.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific short-term and long-term goals. We believe our 2021 executive compensation is appropriate. Please see the “Compensation Discussion and Analysis” beginning on page 25 for additional details about our executive compensation philosophy and programs, including information about the fiscal 2021 compensation of our named executive officers. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation principles and practices and the fiscal 2021 compensation of our named executive officers.
As an advisory vote, this proposal is not binding on us or our Board of Directors. The Compensation and People Committee and our Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.
Board Recommendation

Our Board of Directors recommends that you vote “FOR” the approval of the non-binding advisory vote on compensation of our named executive officers for fiscal 2021 as disclosed pursuant to the compensation disclosure rules of the SEC, which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures in this proxy statement.

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EXECUTIVE OFFICER COMPENSATION
Compensation Discussion and Analysis
The Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during 2021, the last fiscal year, to our Chief Executive Officer, Chief Financial Officer, and each of our three other highest paid executive officers (collectively referred to as our named executive officers). Our named executive officers (“NEOs”) for fiscal 2021 were:
Name	Age	Position
James P. Scholhamer	55	Chief Executive Officer & Director
Sheri L. Savage	51	Chief Financial Officer and Senior Vice President of Finance
Vijayan S. Chinnasami	56	Chief Operating Officer
W. Joseph Williams	50	President, Products Business
William C. Bentinck	60	President, Services Business
Fiscal 2021 Performance and Compensation Highlights
Despite the operational challenges associated with the pandemic-induced supply chain disruptions, we were able to deliver strong financial and market performance and maintain the design of our incentive programs.
Performance Highlights:
•	Achieved record revenue of $2.1 billion in 2021, an increase of 50% year-over-year.
•	Non-GAAP operating margin was 12.2% in 2021, compared to 11.3% in 2020.
•	Recorded the highest EPS in the company’s history, at $4.80 per diluted share compared to $2.80 in 2020.
•	Added process instrumentation and flow control systems to our current suite of offering by acquiring Ham-Let.
•
Strengthened our balance sheet in fiscal 2021 by completing an underwritten public offering of 3.7 million shares of our common stock for net proceeds of $192.8 million. As of December 31, 2021, UCT had $446.5 million in cash and cash equivalents.

•	Opened a new manufacturing facility in Malaysia that saw initial shipments to customers in September 2021.
•
Intel awarded us with “Supplier Continuous Quality Improvement Program Award” for our exemplary efforts to ensure uninterrupted supply and helping Intel meet customer needs while keeping our employees and communities safe, and invited us to partner with Intel on their massive expansion plans in Ohio.

•	UCT’s stock price increased by approximately 84% in 2021, outperforming the S&P 500 Index, Dow Jones Industrial Average and the Nasdaq 100 Index.
Compensation Highlights:
•
Our annual incentive outcomes for FY2021 were paid above target based on the strong performance results identified above. On average the NEOs received annual incentive outcomes of 137% of target. We did not have any performance restricted stock (“PSU”) incentive payouts for the FY2021 performance year given our shift from a one-year to a three-year design. Our next PSU payout will occur following the FY2023 performance year.

•
We made modest increases to target cash compensation, primarily through base salary increases, for our non-CEO NEOs ranging from 2% to 14%. We increased target cash compensation 14% for our CEO, through a base salary increase and target incentive opportunity increase to 110% of base salary, to bring him closer to competitive market levels after being below the market midrange in the past.

•
Equity grant opportunities, and subsequently target total pay opportunities (defined as base salary plus target annual incentive plus target equity grant) for all non-CEO NEOs stayed largely flat, and increased for our CEO by 21%, to similarly account for being below the market midrange and seeking to achieve parity with internal peers.

•	We continued to rely on performance-based equity as part of our long-term incentive program with a 55% mix for our CEO, 50% mix for CFO and COO and 25% for other NEOs.
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•
In 2021, we implemented a new PSU program to align with our business strategy by extending to a three-year performance period (FY2021 through FY2023) and using different metrics (relative revenue growth, operating EBITDA margin, relative total shareholder return) to better align the long term interests of our NEOs with those of our stockholders. The results of this award will only be determined after FY2023. To assist in the transition from a one-year performance period with ratable vesting to a three-year performance period with 100% cliff vesting we delivered a one-time time-vesting transition grant that vests over two years to help bridge the vesting gap that would occur in FY2022 and FY2023 for each of the NEOs.

Governance and Executive Pay Policies and Practices
The Company is committed to responsible executive compensation and governance practices that support our business and talent strategies to compete in the semiconductor industry while also aligning with prevailing governance practices. The following list contains items that we believe are in the shareholder’s best interest and practices that we avoid due to the potential for a misalignment between pay and performance:
What We Do	What We Do Not Do
✔ Conduct an annual compensation review	✗ No excessive perquisites or benefits
✔ Conduct an annual Say-on-Pay advisory vote	✗ No excise tax gross-ups
✔ Conduct an annual compensation risk assessment	✗ No hedging or pledging of equity holdings
✔ Utilize an independent compensation consultant	✗ No stock option repricing
✔ Balance performance metrics in incentive plans	✗ No single-trigger change in control benefits
✔ Deliver more than 50% of CEO equity in PSUs
✔ Utilize relative performance in PSUs (new in 2021)
✔ Provide market competitive severance benefits
✔ Maintain stock ownership guidelines
✔ Ability to clawback incentive payments
✔ Incorporate an average of 69% of “at risk” compensation for executive officers
Overview of Compensation Program and Philosophy
As a general principle, the Company seeks to tie executive compensation closely with the Company’s performance. When assessing our compensation programs, our Compensation and People Committee relies on three guiding principles:
1.
Attract, reward, and retain executive officers and other key employees to help drive our business forward. More specifically, we compete for key talent with other companies in the semiconductor sector, and the competition is high. Further, we are in regular talent competition with other technology companies outside of the semiconductor sector, which puts upward pressure on pay opportunities – particularly long-term, equity incentive values.

2.
Motivate key employees to achieve goals using individual performance goals combined with a balanced scorecard approach at the corporate, business unit and operational levels that enhance stockholder value. These corporate goals track with our longer-term objective of profitable growth and market share gains. Our corporate goals also addressed the integration of newly-acquired businesses, including the integration of key talent.

3.	Promote pay for performance, internal compensation equity and external competitiveness.
To meet these objectives, we have historically adopted the following long-term compensation policies:
•	Pay compensation that is competitive with the practices of similarly situated electronics manufacturing services (EMS) companies and the practices of similar companies noted in industry surveys; and
•	Pay for performance by:
•	offering annual short-term cash incentive opportunities upon achievement of performance goals we consider challenging but achievable; and
•
providing significant, long-term equity incentive opportunities in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our executive officers with those of our stockholders.

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Our Compensation and People Committee considers these policies in determining the appropriate allocation of base salaries, annual cash incentive compensation, long-term equity-based compensation and other benefits. Other considerations include our business objectives and environment, fiduciary and corporate responsibilities (including internal compensation equity considerations and affordability), competitive practices and trends, regulatory requirements, and the mitigation of risks associated with these policies. Like most companies, we use a combination of fixed and variable compensation programs to reward and incentivize strong performance, as well as to align the interests of our executive officers with those of our stockholders. In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Compensation and People Committee takes into consideration a number of factors related to corporate and individual performance, as further described below, as well as competitive practices among our peer group.
Our Board of Directors and Compensation and People Committee have a long-standing practice of generally targeting compensation at or around the midrange of comparable companies for each element of our compensation program. The Compensation and People Committee believes that targeting overall, and each element of, compensation at or around the midrange of peer compensation will enable us to remain competitive in attracting and retaining qualified executive officers while avoiding paying amounts in excess of what we believe is necessary to attract and retain such executive officers. Our Compensation and People Committee also retains the discretion to target compensation for specific individuals based on a variety of additional factors, including Company and individual performance.
Process for Determining Executive Compensation
Each year, our Compensation and People Committee, together with our senior management team, establishes performance targets for short-term and long-term incentive plans that require the achievement of significant financial results. Each year, our Compensation and People Committee determines compensation by assessing prior year performance against these established financial targets, as well as other factors such as the compensation paid by comparable companies (which may include comparisons to companies in broad-based compensation surveys or, for fiscal 2021, our peer group), achievement of strategic objectives, improvements in market share and the professional development and potential of individual officers. Ultimately, the amount of compensation awarded to our executive officers is determined based on performance and what our Compensation and People Committee believes is in the best interests of our stockholders.
The Compensation and People Committee meets with our Chief Executive Officer and other executives, including our Senior Vice President of Human Resources, as necessary, to obtain recommendations with respect to Company compensation programs, practices and packages. The Chief Executive Officer, in consultation with our Senior Vice President of Human Resources, develops recommendations that he makes to the Compensation and People Committee on executive performance, base salary, annual bonus targets and equity compensation for the executive team and other employees, other than himself. Our Senior Vice President of Human Resources also meets directly with the Compensation and People Committee (including outside the presence of our Chief Executive Officer) to assist the Compensation and People Committee in its decision-making process, including its analysis of broad-based data from third-party industry surveys and other data on executive compensation. Although the Compensation and People Committee considers management’s recommendations with respect to executive compensation, the Compensation and People Committee makes all final decisions on executive compensation matters.
Our Chief Executive Officer and Senior Vice President of Human Resources attend most of the Compensation and People Committee’s meetings, but the Compensation and People Committee also holds executive sessions not attended by any members of management or non-independent directors. The Compensation and People Committee deliberates and makes decisions with respect to performance and compensation without the Chief Executive Officer and the Company’s other executives present. The Compensation and People Committee has the ultimate authority to make decisions with respect to the compensation of our executive officers, but may, if it chooses, delegate some of its responsibilities to subcommittees. The Compensation and People Committee has not in the past delegated authority with respect to the compensation of executive officers.
The Compensation and People Committee initially engaged Semler Brossy as its outside compensation consultant in 2019 to provide an independent review of the Company’s executive compensation program, including an analysis of both the competitive market and the design of our compensation programs. Semler Brossy continued to provide advice and recommended a course of action for fiscal year 2021. More specifically, Semler Brossy advised the Compensation and People Committee on the designation of peer group companies, evaluated the final list of peer companies approved by the Compensation and People Committee and provided competitive compensation data and analysis relating to the compensation of our Chief Executive Officer and our other executive officers. Semler Brossy also furnished the Compensation and People Committee with reports on peer company practices relating to the following matters: short-term and long-term compensation program design; equity compensation; retention value of current equity holdings; target incentive opportunities; and compensation trends. In addition, Semler Brossy assisted the Compensation and People Committee with its CEO pay ratio analysis and provided our Compensation and People
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Committee assistance in developing our Compensation Discussion and Analysis in this proxy statement. Semler Brossy attended meetings of the Compensation and People Committee regarding executive compensation and also communicated with the chair of the Compensation and People Committee outside of meetings. The consultant reported to the Committee rather than to management, although the consultant met with management from time to time for purposes of gathering information on proposals that management made or may make to the Compensation and People Committee. The Compensation and People Committee has the authority to replace the compensation consultant or hire additional consultants at any time.
Semler Brossy provides analyses and recommendations that inform the Compensation and People Committee’s decisions, but it does not decide or approve any compensation decisions. Except for the Company’s subscription to certain broad-based compensation survey data, Semler Brossy has not provided any services to the Company other than to the Compensation and People Committee and receives compensation from the Company only for services provided to the Compensation and People Committee. Our Compensation and People Committee assessed the independence of Semler Brossy pursuant to SEC and Nasdaq rules and concluded that Semler Brossy is independent and that Semler Brossy’s work has not raised any conflict of interest.
Compensation Structure
The following are the primary elements of our executive compensation program:
(i)	base salary;
(ii)	annual cash incentive opportunities;
(iii)	annual long-term equity incentive awards (both time-based and performance-based); and
(iv)	retirement and welfare benefit plans, including a deferred compensation plan, a 401(k) plan, limited executive perquisites and other benefit programs generally available to all employees.
Pay Mix. We have selected the foregoing compensation elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For example, base salary and cash incentive target percentages are set with the goal of attracting employees and adequately compensating and rewarding them for their individual performance, level of responsibility, experience and the Company’s annual financial results, while our equity compensation programs are geared toward providing long-term incentives and rewards for the achievement of long-term business objectives and retaining key talent. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program. The charts below depict the allocation of fixed versus “at-risk” pay for the total target compensation for our NEOs in 2021:

Note: Figures include annualized base salary, target bonus, and grant date fair value of 2021 equity awards; excludes one-time transition grant.
The Compensation and People Committee reviews base salary, cash incentive programs and long-term incentive programs on at least an annual basis. Other programs are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of an executive’s compensation package. In setting compensation levels for a particular executive, the Compensation and People Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business.
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Our Compensation and People Committee believes that the particular elements of compensation identified above produce a well-balanced mix of both fixed and at-risk compensation that collectively promote retention value and provide each executive officer with both short-term and long-term performance incentives. Base pay provides the executive officer with a measure of security as to the minimum level of compensation he or she will receive while the annual and long-term incentive components motivate the executive officer to focus on the business metrics that will maximize company performance over the long term. Our Compensation and People Committee believes that this approach will yield increases in stockholder value, provide an appropriate reward for our executive officers, and reduce the risk of loss of executive officers to competitors.
While each element of our compensation program is intended to motivate and encourage employees at all levels to drive performance and achieve superior results for our stockholders, each element is weighted differently for each of our NEOs based on the employee’s position and ability to impact our financial results. In general, the percentage of at-risk pay, or pay based on the performance of the executive against corporate or individual goals, or that is based on the performance of our trading price, increases with job responsibility. This balance is intended to offer an opportunity for gain in the event of successful performance, matched with the prospect of less compensation when performance falls short of established financial and/or stockholder return targets.
Compensation Levels and Market Competitiveness. Overall compensation targets for executive officers are determined based on one or more of the following factors: the individual’s duties and responsibilities within our global Company; the individual’s experience and expertise; the compensation levels for the individual’s peers within our Company; compensation levels for similar positions in our industry or in the technology industry more generally; performance of the individual and our Company as a whole; and the levels of compensation necessary to recruit new executive officers. For fiscal 2021, our Compensation and People Committee reviewed the compensation of our executive officers and compared it with both that of our 2021 peer group and broader, composite global market survey data from the Radford Global Technology Survey.
For purposes of fiscal 2021 compensation decisions, Semler Brossy advised the Compensation and People Committee in October 2020 (based on publicly available data at such time) on the designation of peer group companies, using the following criteria: companies in the semiconductor and semiconductor equipment sectors and electronic manufacturing services and electronic equipment and instruments industries, companies with comparable revenues for the trailing 12 months and market capitalization to ours, and other companies selected by shareholder advisory services, as well as other qualitative factors. For the 2021 peer group, the median revenue and market capitalization as of October 2020 was $850 million and $1,507 million, respectively, versus $1,206 million and $906 million, respectively, for the Company. To develop a competitive market composite for our NEOs, Semler Brossy weighted composite market survey data, derived from both peer survey and general technology industry survey data, equally with named peer proxy data.
This resulted in a peer group that included companies which, along with the broader survey data discussed above, were used for assessing our competitive market positioning in 2021 (collectively, the “Compensation Peer Group”) as set forth below:
• Advanced Energy Industries • Alpha & Omega Semiconductor • Axcelis Technologies • Azenta* • Benchmark Electronics • CMC Materials • Cohu • CTS • Diodes • Entegris • Fabrinet • FormFactor
• Ichor
• Kimball Electronics
• Kulicke and Soffa Industries
• MACOM Technology Solutions
• Methode Electronics
• MKS Instruments
• Onto Innovation
• Photronics
• Semtech
• SMART Global Holdings**
• Synaptics**
• Veeco Instruments

(*)	Formerly known as Brooks Automation.
(**)
Reflects a new addition to our Compensation Peer Group list for evaluation of 2021 compensation. Two companies were removed for being outsized (Xperi Holdings, materially smaller than Ultra Clean) and being acquired (KEMET).

This Compensation Peer Group is not used for purposes of analyzing the Company’s stock price performance as compared to the Nasdaq Composite Index and the RDG Semiconductor Composite Index. For further information regarding the Company’s cumulative total and relative stockholder return, see our graph included in our Annual Report on Form 10-K for the year ended December 31, 2021.
As discussed above, our Compensation and People Committee has a long-term practice of targeting the compensation levels of our executive officers at or around the median of the compensation of comparable officers at comparable
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companies, as derived from peer group data and broader composite survey data. Our Compensation and People Committee may vary from this target range for various elements of compensation depending on the executive officer’s job performance, skill set, level of responsibilities, prior compensation and business conditions, or for other reasons. Any significant variations of our fiscal 2021 pay decisions as compared to long-term targeted levels are further discussed below.
2021 Say-on-Pay Results
At our 2021 Annual Meeting of Stockholders, the stockholders approved, with approximately 90% of the votes cast, our non-binding, advisory vote on our fiscal 2020 executive compensation program (“say-on-pay”). Executive compensation decisions for fiscal 2021 and other details are discussed below in this compensation discussion and analysis.
Cash Compensation
Base salaries and cash incentives are a significant portion of our executive compensation package. We believe this cash compensation helps us remain competitive in attracting and retaining executive talent. Cash incentives are also paid in order to motivate officers to achieve our business goals.
Base Salaries. Base salaries, and any increases or decreases to those levels for each executive officer, are reviewed and approved each year by our Compensation and People Committee. Such adjustments may be based on factors such as the overall performance of our Company, new roles and responsibilities assumed by the executive officer, the performance of the executive officer’s area of responsibility, the executive officer’s impact on strategic goals, the length of service with our Company, or revisions to or alignment with our long-term compensation philosophy. The Compensation and People Committee also takes into account the cyclical nature of our business (which results from the industries we serve (in particular the semiconductor industry) being highly cyclical, with recurring periods of over-supply of products) and the state of our industry and the economy in general. However, there is no specific weighting applied to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of our Compensation and People Committee’s judgment. Although salaries were targeted at or around the midrange of our Compensation Peer Group for fiscal 2021, our Compensation and People Committee also took into account historical compensation, internal parity with other executives, potential as a key contributor, and special recruiting and retention situations. The 2021 base salaries for our NEOs shown in the table below were generally within targeted levels.
In February of 2021, our Compensation and People Committee approved base salary increases for our NEOs as set forth in the table below:
	Base Salary
Name	2021	2020	Y/Y Change
James P. Scholhamer	$650,000	$600,000	8.3%
Sheri L. Savage	460,000	430,000	7.0%
Vijayan S. Chinnasami	545,000	480,000	13.5%
W. Joseph Williams	430,000	420,000	2.4%
William C. Bentinck	425,000	410,000	3.7%
In fiscal 2021, the Compensation and People Committee determined to increase the base salary of our Chief Executive Officer by 8.3% to $650,000, as part of the Compensation and People Committee’s long-term goal of more closely aligning our Chief Executive Officer’s base salary with the market, and also to recognize Mr. Scholhamer’s strong performance in the role of Chief Executive Officer and his significant contributions to our organization.
The Compensation and People Committee also determined to increase the base salaries of Ms. Savage, Mr. Chinnasami, Mr. Bentinck and Mr. Williams by between 2.4% and 13.5% to more closely align their base salaries with market levels, consistent with the Compensation and People Committee’s long-term compensation philosophy.
Our base salary levels were also set after considering the significance of the roles of these executives in our overall management for fiscal 2021 and the Compensation and People Committee’s determination of the correlation of their responsibilities with our overall corporate operating performance. Overall, the Compensation and People Committee determined that the base salary levels/increases were consistent with the Company’s overall compensation objectives and appropriate to retain our executives at a point in time at which the Company had achieved strong results in fiscal 2021.
Fiscal 2021 Cash Incentive Bonuses. On February 10, 2021 the Compensation and People Committee approved target incentive cash compensation for our executive officers for 2021 under our Management Bonus Plan (the “Management Bonus Plan”). The Company’s executive officers were eligible to participate in the Management Bonus Plan, which
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provided for the opportunity to earn quarterly and annual bonuses based on corporate and individual performance during the fiscal year. Bonuses under the Management Bonus Plan are based on each executive officer’s annual target cash incentive opportunity (established as a percentage of each executive officer’s base salary, referred to as the “Target Bonus”).
For each executive officer, 85% of the cash bonus opportunity under the Management Bonus Plan was evaluated based on multiples (ranging from 0 to 2) of the Target Bonus based on performance of the Company against corporate goals and objectives as approved by the Compensation and People Committee for the applicable measurement period, 65% of which was based on quarterly financial and operating performance and paid out quarterly, and 35% of which was based on annual corporate goals and objectives and paid out annually. In addition, for each executive officer, an additional 15% of their cash bonus opportunity under the Management Bonus Plan was evaluated based on a multiple (ranging from 0 to 1) of the Target Bonus related to their individual performance against annual individual goals and objectives as approved by the Compensation and People Committee and paid out annually. Under this Management Bonus Plan, bonuses based on corporate goals and objectives were limited to no more than twice the amount of 85% of the applicable executive officer’s Target Bonus, and bonuses based on individual goals and objectives were limited to no more than 15% of the applicable executive officer’s Target Bonus. The Compensation and People Committee may increase or decrease bonuses calculated under the Management Bonus Plan at its discretion based on corporate or individual performance.

Corporate goals and objectives under the Management Bonus Plan may include goals and objectives relating to operational performance (e.g., quality and delivery performance), growth, implementation of strategic programs, financial results as compared to the Company’s operating plan or other benchmarks, and human resource initiatives. Individual goals and objectives were tailored to each executive officer’s position and are designed to award performance based on the individual’s contribution to the Company’s growth, financial performance, structural organization and achievement of strategic initiatives.
Target Bonus opportunities under the Management Bonus Plan are reviewed and approved on an annual basis for each named executive officer and established based on each named executive officer’s role and level of responsibility within the organization. As discussed earlier, the Compensation and People Committee maintained the same target incentive bonus opportunities for all NEOs, except for the CEO which increased to 110% of base salary (from 100% of base salary) to better position the CEO’s target cash compensation with the competitive market. For fiscal 2021, the target bonus percentages as a percentage of base salary was increased for our Chief Executive Officer and were otherwise consistent for each of our named executive officers with those for fiscal 2020, as follows:
	Target Bonus as a Percentage of Base Salary
Named Executive Officer	2021	2020
James P. Scholhamer	110%	100%
Sheri L. Savage	75%	75%
Vijayan S. Chinnasami	75%	75%
W. Joseph Williams	50%	50%
William C. Bentinck	50%	50%
Under the Management Bonus Plan, an executive’s total cash incentive compensation cannot exceed 200% of the applicable executive’s annual target cash incentive compensation over the applicable bonus period, without the approval of the Compensation and People Committee.
In line with the bonus plan structure, which calls for a mid-year review of financial goals, in July 2021, the Compensation and People Committee reviewed a revised version of the Company’s annual operating plan, which incorporated a revised financial forecast for the second half of fiscal 2021 based on management’s assessment of the current state of the business and the Company’s industry, including the changes in the business outlook of the Company’s major customers.
For fiscal 2021, bonuses earned by our named executive officers under the Management Bonus Plan were as follows:
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Named Executive Officer(1)	2021 Cash Incentive Bonus						2021	2021	2020
	Q1	Q2	Q3	Q4	Annual	Total	Target(2)	Achievement	Total
James P. Scholhamer	$107,475	$137,998	$114,514	$92,653	$418,890	$871,530	$653,750	133%	$817,383
Sheri L. Savage	57,768	73,245	60,780	44,706	222,545	459,045	339,375	135%	444,046
Vijayan S. Chinnasami	69,277	85,607	71,497	52,314	270,638	549,333	397,246	138%	519,939
W. Joseph Williams	37,616	45,646	37,878	27,861	150,244	299,244	213,750	140%	334,238
William C. Bentinck	36,721	45,115	37,437	27,537	145,541	292,350	210,625	139%	333,649
(1)
The Management Bonus Plan for 2021 included quarterly bonus opportunities based on Company financial and operational metrics, and a separate annual bonus opportunity based on additional annual Company financial and operational metrics and individual goals.

(2)
Target incentive cash compensation was calculated based on the Target Bonus as a Percentage of Base Salary table above and the executive officer’s base salary for 2021 as set forth in the Base Salary table above.

Quarterly achievement of corporate goals and objectives for our NEOs for 2021 was determined based on a corporate scorecard approved by the Compensation and People Committee at the time of the adoption of the Management Bonus Plan. These quarterly corporate goals and objectives were set based on key performance indicators for (i) quality and delivery performance as measured by customer scorecards, various internal quantitative quality and delivery metrics and qualitative assessments of customer satisfaction and (ii) financial performance, as measured by the Company’s actual revenue and free cash flow against the Company’s annual operating plan for 2021, which plan gets updated for the second half of the year. Each of these goals was considered challenging but achievable at the time they were established.
Annual achievement of corporate goals and objectives for our NEOS for 2021 was also determined based on a corporate scorecard approved by the Compensation and People Committee at the time of the adoption of the Management Bonus Plan. These annual corporate goals and objectives were based on key performance indicators for (i) growth, measured by the Company’s semiconductor revenue growth as compared to the overall market for wafer fab equipment growth and Services division revenue growth from integrated device manufacturers as compared to the overall market for wafer start growth, (ii) the achievement of key strategic programs for the Company in 2021, including the Company’s ERP implementation, expense reduction, site optimization and product transition goals and (iii) the achievement of key human capital strategic goals, including global alignment of employee benefits, information systems, compensation policies and development plans. Each of these goals was considered challenging but achievable at the time they were established.
Annual achievement of individual goals and objectives for our NEOS for 2021 was determined based on an individual scorecard for each NEO approved by the Compensation and People Committee at the time of the adoption of the Management Bonus Plan. Each of these goals was considered challenging but achievable at the time they were established.
The Compensation and People Committee determined that the above goals and objectives for the 2021 Management Bonus Plan were appropriate to drive successful execution of specific, near-term strategic objectives for the Company, enhance accountability, and continue to emphasize the Company’s financial performance during the fiscal year in the achievement of annual cash incentive bonuses, while at the same time balancing near-term financial performance with strategic and operational objectives that would support the Company’s long-term growth and long-term strategies.
After each quarter of fiscal 2021, the Compensation and People Committee reviewed actual corporate performance against the quarterly corporate scorecards, and in February 2022, the Compensation and People Committee reviewed actual corporate performance for fiscal 2021 against the annual corporate scorecards. The Compensation and People Committee approved payouts under the Management Bonus Plan for each quarter in fiscal 2021 and for the annual 2021 period consistent with the Company’s scorecard achievement.
In February 2022, the Compensation and People Committee also reviewed each of our NEOs’ actual individual performance against the annual individual scorecards. Following this review, the Compensation and People Committee determined to award our Chief Executive Officer an annual individual bonus equal to 13.5% (out of 15%) of his Target Bonus based on his achievement of goals. The Compensation and People Committee determined to award our Chief Financial Officer an additional annual individual bonus equal to 15% (out of 15%) of her Target Bonus based on her achievement of goals. The Compensation and People Committee also determined to award our other NEOs additional annual individual bonuses ranging from 13.5% to 15.0% (out of 15%) based on their achievement of individual goals.
Our Compensation and People Committee invests significant time determining the financial and non-financial targets for the Company’s Management Bonus Program. In general, management makes the initial recommendation for the financial and non-financial targets based upon the Company’s annual Board-approved operating plan and other strategic goals and objectives, as well as the bonus opportunity for each officer, and these recommendations are reviewed and
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discussed by the Compensation and People Committee and its advisors. The major factors used in setting one or more targets for a particular year are the results for the most recently completed year and the annual operating plan for the current year. Other factors considered may include general economic and market conditions. Overall, the Compensation and People Committee seeks to tie a significant proportion of cash compensation to performance, while factoring in the Company’s current and expected financial results given current and expected business conditions and the cyclical nature of the semiconductor equipment industry. The Compensation and People Committee also recognizes that the Management Bonus Plan provides increased cash payments to our executives if we achieve results above targets, providing our executives an opportunity to achieve higher cash compensation for performance above expectations. We intend for the performance goals to be challenging but achievable and to reflect strong corporate performance.
Quarterly bonuses under the Management Bonus Plan are calculated and paid on a quarterly basis, subject to the employee’s continued service with the Company through the applicable payment date, which the Company believes to have a positive effect on employee morale.
Equity Compensation
Our equity compensation program is intended to align the interests of our executive officers with those of our stockholders by creating a long-term incentive for our executive officers to maximize stockholder value. The equity compensation program also is designed to encourage our executive officers to remain employed with us in a very competitive labor market. The Compensation and People Committee regularly monitors the changes in the business environment in which we operate and periodically reviews changes to our equity compensation program to help us meet our goals, which include the achievement of long-term stockholder value.
Types of Equity Awards. In fiscal 2021, consistent with recent years, we granted our NEOs a combination of time-based and performance-based restricted stock units, or RSUs and PSUs, however, as further described below, in 2021, we shifted from 1-year to 3-year performance cycles for PSUs. As a result of this transition from a one-year to a three-year PSU program in 2021, the Compensation and People Committee awarded one-time Stub RSUs to help bridge the gap in vesting created by extending the full performance period to three years. As a result, the mix of RSUs and PSUs is different than prior years.
Mix of Performance versus Time-based “Refresh” Grants. The mix of time-based and performance-based awards for grants made in April 2021 were generally consistent with 2020. In allocating equity awards between time-based and performance-based awards, the Compensation and People Committee considers each NEO’s level of responsibility, and the relationship between that NEO’s performance and our common share price. The Compensation and People Committee determined that 55% of the annual “refresh” equity awards that were granted to our Chief Executive Officer and 50% to our Chief Financial Officer and Chief Operating Officer would consist of performance-based awards because their roles focus more on overall corporate performance than our other NEOs. For our other NEOs, consistent with prior years, the Compensation and People Committee determined that 25% of the equity awards would consist of performance-based awards.
Performance-Based Equity Design. Throughout late 2020 and early 2021, the Compensation and People Committee worked with Semler Brossy to revise the design of annual PSU awards. The new design was used for fiscal 2021 and granted to NEOs in April 2021. The program represents a shift from a single-metric system with a one-year performance period to a system that considers multiple performance metrics over a three-year performance period The vesting criterion for the PSU awards at the end of the three-year period is the Company’s total GAAP revenue growth as compared to its peers, subject to modifications based on the Company’s relative TSR performance as compared to its peers and the Company’s operating EBITDA margin as compared to its operating plan. The overall program has a cap of 200% of target.
The Compensation and People Committee identified relative GAAP revenue growth as the primary metric for the new PSU design to focus attention on growing the business and driving behaviors to identify new avenues of growth, both organically and through strategic investments. Operating EBITDA margin remains a key priority for the business during a period of growth and relative TSR provides direct alignment with shareholders. The Compensation and People Committee selected the use of relative performance measurement for both revenue growth and TSR to ensure that Ultra Clean is gaining market share and outperforming peers and selected the use of absolute operating margin to provide better line of sight for the participating officers. The combination of the three metrics allows for a holistic review of overall company performance and focuses on overall top-line revenue growth while ensuring appropriate attention to operating margins and the overall shareholder experience.
For the relative revenue growth and relative TSR performance metrics, the Compensation and People Committee identified a separate group of performance peers that includes a wider range of companies, including non-US companies, exposed to similar dynamics within the semiconductor industry and also identified by several shareholders
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as key competitors. Semler Brossy conducted extensive back-testing to understand any correlation and directional alignment across these metrics when calibrating the peer group. This resulted in a peer group that included the following companies (collectively, the “Performance Peer Group”) with companies also included in the Compensation Peer Group identified with an (*):
• Advanced Energy Industries (*) • Amkor • Applied Materials • ASM International • ASML Holdings • Axcelis Technologies (*) • Azenta (*) • CMC Materials (*) • Entegris (*) • FormFactor (*) • Ichor (*)	• KLA • Kulicke and Soffa Industries (*) • Lam Research • MKS Instruments (*) • Nova Measuring Instruments • Onto Innovation (*) • PDF Solutions • Photronics (*) • Teradyne • Veeco Instruments *
The relative revenue growth metric pays linearly out between 0% to 200% based on Ultra Clean’s relative performance compared to the Performance Peer Group from the three-year period starting January 1, 2021 through December 31, 2023 based on the following schedule:
FY2021-FY2023 Relative Revenue Positioning	Payout
Below 30th %ile	0%
30th %ile	50%
50th %ile	100%
80th %ile or above	200%
The absolute operating margin modifier can be applied at -25%, 0%, or +25% based on Ultra Clean’s actual operating EBITDA margin performance compared to each annual operating plan within the three-year period. The performance for each year in the three-year period will be averaged to determine the final result based on the following schedule (results are not linearly interpolated):
FY2021-FY2023 Average Operating EBITDA Margin	Payout
More than +200 basis points improvement	+25%
Within -200 and 200 basis points improvement	0%
More than -200 basis point improvement	-25%
The relative TSR modifier can be applied at -25%, 0%, or +25% based on Ultra Clean’s relative performance compared to the Performance Peer Group from the three-year period starting January 1, 2021 through December 31, 2023 based on the following schedule (results are not linearly interpolated):
FY2021-FY2023 Relative TSR Rank (including Ultra Clean)	Payout
Top Third (e.g., Rank 1 through 7)	+25%
Middle Third (e.g., Rank 8 through 15)	0%
Bottom Third (e.g., Rank 16 through 22)	-25%
In April 2021, the Compensation and People Committee granted the following long-term equity awards to our named executive officers:
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Name	Time- Based (# Shares)	Performance- Based (# Shares)	Total # Shares	Value of Target Annual Equity Grant ($)(1)
James P. Scholhamer	21,823	26,673	48,496	$2,500,000
Sheri L. Savage	8,729	8,729	17,458	900,000
Vijayan S. Chinnasami	8,729	8,729	17,458	900,000
W. Joseph Williams	5,528	1,842	7,370	380,000
William Bentinck	5,528	1,842	7,370	380,000
(1)
The number of RSUs awarded to each of our executive officers was determined using a target dollar value, with the number of RSUs and PSUs granted to achieve such target dollar value based on the average closing price of the Company’s common stock during the 60 business days prior to the grant date. The grant date for these awards was April 30, 2021, and the average closing price was $51.55.

One-Time Transition Grants. For our NEOs, the shift from a one-year performance period with an overall three-year ratable vesting schedule to a three-year performance period that cliff vests 100% after three years created a lag between when the historical PSU awards would have vested, had they continued to be granted, compared to when the cliff-vesting awards begin to vest (see illustration below). To cover this gap in vesting, the Compensation and People Committee made a one-time transition grant to our NEOs made up of time-based RSUs that vest 50% after one year and 50% after two years, in each case subject to continued employment through the applicable vesting date. The Compensation and People Committee determined the size of the transition grants by estimating the potential gap in vesting that otherwise would have occurred from the hypothetical future one-year PSU awards while also considering the risk-factor that these potential future PSU awards could go unearned based on performance. These awards are one-time in nature to support the transition to a three-year program and will not be part of the annual program going forward.

In April 2021, the Compensation and People Committee granted the transition PSU awards to our NEOs:
Name	Time- Based (# Shares)	Value of Transition PSU Grant ($)(1)
James P. Scholhamer	21,338	$1,100,000
Sheri L. Savage	6,983	360,000
Vijayan S. Chinnasami	6,983	360,000
W. Joseph Williams	1,474	76,000
William Bentinck	1,474	76,000
Size of FY2021 “Refresh” and Transition Grants. The number of equity awards the Compensation and People Committee granted to each executive officer in 2021 was determined based on a variety of factors, including each individual executive’s job performance and his or her level of job responsibility. The Compensation and People Committee also
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considered the use of long-term equity awards as a means to retain and incentivize executives. The size of each equity award granted to a NEO in 2021 was determined based on target equity value rather than a target number of units. Accordingly, the number of equity awards granted was influenced by our stock price at the time the awards were granted.
The number and target value of the long-term equity granted to Mr. Scholhamer in fiscal 2021 was set at a target annual equity grant value of approximately $2.5 million along with a transition grant of $1.1 million. The $2.5 million annual grant represented a 25% increase for Mr. Scholhamer compared to his $2.0 million fiscal 2020 equity grant, as part of the Compensation and People Committee’s long-term goal of more closely aligning our Chief Executive Officer’s equity awards with market levels, and also to recognize Mr. Scholhamer’s sustained strong performance and significant contributions to our organization. The Compensation and People Committee also considered its long-term goal of setting grants at a level consistent with the midrange provided to comparable officers by members of our peer group in determining grants for our non-CEO NEOs for fiscal 2021 (and in the case of new hires, at levels competitive for such executives in the employment market), while at the same time considering the relative positions of each NEO within our global organization and past grant practices. The 2021 equity awards granted in April 2021 for our NEOs shown in the table above were all generally within targeted levels, as adjusted to maintain internal equity for NEOs with similar levels of responsibility within our Company.
The equity awards granted during fiscal 2021 to our NEOs are set forth in detail under “Grants of Plan-Based Awards” below.
Promotion and New Hire Grants. The Compensation and People Committee’s policy has been to make promotion grants on solely a time-based vesting schedule to enhance retention.
Grant Practices. We have implemented procedures to regularize our equity award grant process, by making new hire grants and annual executive grants on the same day each month. The Compensation and People Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcements. Because our equity awards typically vest over multiple years, we believe recipients are motivated to see our stock price rise in the long-term rather than benefit from an immediate but short-term increase in the price of our stock following a grant.
Other Benefit Plans
Deferred Compensation. We maintain a non-qualified deferred compensation plan, which allows eligible employees, including executive officers and directors, to voluntarily defer receipt of a portion of his/her salary and all or a portion of a bonus payment until the date or dates elected by the participant, thereby allowing the participating employee to defer taxation on such amounts. This plan gives highly compensated employees the opportunity to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) plan. We believe that deferred compensation is a competitive practice to enable us to attract and retain top talent. We do not make matching or other employer contributions to the deferred compensation plan because we believe the deferral opportunity is enough of a benefit on its own.
Executive Perquisites. We offer limited perquisites to our executive officers. In addition to health care coverage that is generally available to our other employees, our executive officers are eligible for annual physical examinations more extensive than under the Company’s standard plans.
Other Benefits. We also offer a number of other benefits to the executive officers pursuant to benefit programs that provide for broad-based employee participation. For example, our retirement plan is a tax-qualified 401(k) plan, which is a broad-based employee plan. Under the 401(k) plan, all participating employees (including executive officers) are eligible to receive limited matching contributions that are subject to vesting over time.
The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.
Post-Termination Arrangements
Our post-termination arrangements with our NEOs are described in this proxy statement below. We believe the severance benefits under these agreements or policies are reasonable in amount and provide protection to key executive officers who would be likely to receive similar benefits from our competitors. The Compensation and People Committee reviews the potential costs and triggering events of employment and severance agreements and policies before approving them and will continue to consider appropriate and reasonable measures to encourage retention.
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Accounting and Tax Considerations
In designing our executive compensation programs, the Compensation and People Committee generally considers the accounting and tax effects as well as direct costs. We recognize a charge to earnings for accounting purposes when equity awards are granted. The Compensation and People Committee considers the impact to dilution and overhang when making decisions pertaining to equity instruments.
We do not require executive compensation to be tax deductible for the Company, but instead balance the cost and benefits of tax deductibility to comply with our executive compensation goals. This includes consideration of Section 162(m) of the Internal Revenue Code, which generally limits our ability to deduct compensation paid to each “covered employee” (as defined in the Internal Revenue Code) to the extent such individual’s compensation exceeds $1 million in any one year.
Compensation and People Committee Report
The Compensation and People Committee of the Board of Directors of Ultra Clean Holdings, Inc. has reviewed and discussed the Compensation Discussion and Analysis, which appears in this proxy statement, with the management of Ultra Clean Holdings, Inc. Based on this review and discussion, the Compensation and People Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ultra Clean Holdings, Inc.’s proxy statement.

Members of the Compensation and People Committee

Thomas T. Edman, Chair
David T. ibnAle
Emily M. Liggett
Jacqueline A. Seto
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Summary Compensation Table
The following table shows compensation information for the three most recently completed fiscal years for our principal executive officer, our principal financial officer and our other three most highly compensated NEOs as of December 31, 2021:
Name and Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
James P. Scholhamer Chief Executive Officer	2021	636,538	3,682,347	871,530	11,351(3)	5,201,767
	2020	590,031	1,999,988	817,383	10,177	3,417,580
	2019	524,492	1,500,009	689,224	7,916	2,721,641
Sheri L. Savage Chief Financial Officer and Senior Vice President of Finance	2021	451,923	1,288,774	459,045	8,072(4)	2,207,814
	2020	424,462	999,971	444,046	8,749	1,877,228
	2019	382,115	750,016	376,128	7,496	1,515,756
Vijayan S. Chinnasami Chief Operating Officer	2021	532,404	1,288,774	549,333	44,444(5)	2,414,956
	2020	497,242	999,971	519,939	44,444	2,061,597
	2019	352,975	899,996	345,336	33,333	1,631,641
W. Joseph Williams President, Products Business	2021	427,308	466,344	299,244	10,276(6)	1,203,172
	2020	417,231	419,986	334,238	9,909	1,181,364
	2019	392,191	440,005	252,057	10,263	1,094,516
William C. Bentinck President, Services Business	2021	420,962	466,344	292,350	11,234(7)	1,190,890
	2020	406,677	419,986	333,649	6,628	1,166,939
	2019	286,254	649,999	197,017	1,794	1,135,063
(1)
Amounts shown do not reflect compensation actually received by the named executive officers. The amounts shown are the grant date fair value for stock awards granted in the applicable fiscal year, based on the per share closing price of our common stock the day preceding the grant date. The other valuation assumptions and the methodology used to determine such amounts are set forth in Note 1 of the Notes to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2021.

(2)	Amounts consist of incentive bonuses earned in 2021.
(3)	This amount consists of (a) matching contribution of $8,700 under the 401(k) Plan, (b) $1,651 in disability and life insurance premiums and (c) $1,000 in health saving contributions.
(4)	This amount consists of (a) matching contribution of $7,188 under the 401(k) Plan and (b) $884 in disability and life insurance premiums.
(5)	This amount consists of auto allowance.
(6)	This amount consists of (a) matching contribution of $8,700 under the 401(k) Plan and (b) $576 in disability and life insurance premiums, and (c) health saving contribution of $1,000
(7)	This amount consists of (a) matching contribution of $8,700 under the 401(k) Plan and $2,534 in disability and life insurance premiums.
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Grants of Plan-Based Awards
The following table shows all plan-based awards granted to the named executive officers during fiscal 2021:
Name	Grant Date	Compensation Committee Compensation Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plans(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James P. Scholhamer			715,000	1,430,000	—	—	—	—	—
	4/30/2021	4/30/2021	—	—	16,004	26,673	26,673	—	1,406,467
	4/30/2021	4/30/2021	—	—	—	—	—	43,161	2,275,880
Sheri L. Savage			345,000	690,000	—	—	—	—	—
	4/30/2021	4/30/2021	—	—	5,237	8,729	8,729	—	460,280
	4/30/2021	4/30/2021	—	—	—	—	—	15,712	828,494
Vijayan S. Chinnasami			408,750	817,500	—	—	—	—	—
	4/30/2021	4/30/2021	—	—	5,237	8,729	8,729	—	460,280
	4/30/2021	4/30/2021	—	—	—	—	—	15,712	828,494
W. Joseph Williams			215,000	430,000	—	—	—	—	—
	4/30/2021	4/30/2021	—	—	1,105	1,842	1,842	—	97,129
	4/30/2021	4/30/2021	—	—	—	—	—	7,002	369,215
William C. Bentinck			212,500	425,000	—	—	—	—	—
	4/30/2021	4/30/2021	—	—	1,105	1,842	1,842	—	97,129
	4/30/2021	4/30/2021	—	—	—	—	—	7,002	369,215
(1)	Reflects target at 100% and maximum cash award amounts pursuant to the Management Bonus Plan for fiscal 2021.
(2)	Reflects performance-based restricted stock units. On the basis of performance criteria for fiscal year 2021 at 100% achievement.
(3)	Represents time-based stock units issued under our stock incentive plan.
(4)
Under the terms of our stock incentive plan, fair market value is defined as the closing price on the day preceding the grant date. Our practice is for grants to be effective on the last Friday of the month in which the grant is approved.

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Outstanding Equity Awards
The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2021:
	Stock Awards
Name	Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(1)
James P. Scholhamer	20,886(2)	1,198,021
	20,886(3)	1,198,021
	39,293(4)	2,253,846
	48,024(5)	2,754,657
	21,823(6)	1,251,767
	21,338(7)	1,223,948
	26,673(8)	1,529,963
Sheri L. Savage	10,443(2)	599,010
	10,443(3)	599,010
	21,829(4)	1,252,111
	21,829(5)	1,252,111
	8,729(6)	500,695
	6,983(7)	400,545
	8,729(8)	500,695
Vijayan S. Chinnasami	25,295(2)	1,450,921
	32,744(4)	1,878,196
	10,914(5)	626,027
	8,729(6)	500,695
	6,983(7)	400,545
	8,729(8)	500,695
W. Joseph Williams	9,190(2)	527,138
	3,064(3)	175,751
	13,752(4)	788,815
	4,584(5)	262,938
	5,528(6)	317,086
	1,474(7)	84,549
	1,842(8)	105,657
William C. Bentinck	18,269(2)	1,047,910
	13,752(4)	788,815
	4,584(5)	262,938
	5,528(6)	317,086
	1,474(7)	84,549
	1,842(8)	105,657
(1)	Based on the closing price of our common stock as of December 31, 2021 (our fiscal 2021 year-end), which was $57.36.
(2)	Remaining units vest on April 30, 2022.
(3)	Represents earned portion of performance-based awards granted in fiscal 2019. Remaining units vest on April 30, 2022.
(4)	1/2 vest on April 24, 2022 and April 24, 2023, respectively.
(5)	Represents earned portion of performance-based awards granted in fiscal 2020. 1/2 vest on April 24, 2022 and April 24, 2023, respectively.
(6)	1/3 vest on April 30, 2022 and 1/3 each year thereafter.
(7)	Represents one-time transitional RSU. 1/2 vest on April 30, 2022 and 1/2 on April 30, 2023.
(8)	Represents performance-based awards granted in fiscal 2021, vest at the end of the 3-year performance cycle.
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Option Exercises and Stock Vested
The following table shows all stock awards vested and value realized upon vesting, by the named executive officers during fiscal 2021, which ended on December 31, 2021:
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
James P. Scholhamer	106,545	5,666,246
Sheri L. Savage	54,095	2,878,724
Vijayan S. Chinnasami	47,123	2,597,380
W. Joseph Williams	31,656	1,625,867
William C. Bentinck	27,437	1,518,962
(1)	The value realized equals the fair market value of the Company’s common stock on the date of vesting multiplied by the number of stock awards vesting.
Nonqualified Deferred Compensation
We maintain a nonqualified deferred compensation plan, the Ultra Clean Holdings, Inc. 2004 Executive Deferred Compensation Plan (the “EDCP”), which allows eligible employees, including executive officers, and directors to voluntarily defer receipt of a portion of his/her salary and all or a portion of a bonus payment until the date or dates elected by the participant, thereby allowing the participating employee to defer taxation on such amounts. Amounts credited to the EDCP consist only of cash compensation that has been earned and payment of which has been deferred by the participant. The amounts deferred under the EDCP are credited with realized gains on investments and interest at market rates on cash balances. We do not make matching or other employer contributions to the EDCP.
None of our named executive officers participated in the EDCP or had any reportable amounts under Item 402(i) of Regulation S-K for fiscal 2021.
Post-Termination Arrangements
Change in Control Severance Agreement with James P. Scholhamer. We have a Change in Control Severance Agreement with James P. Scholhamer. If upon, or within 3 months prior to or 12 months following, a change in control, Mr. Scholhamer is terminated without cause or he resigns for good reason, he is entitled to receive 200% of his then-current salary, plus 200% of average annual cash bonus as determined by us over the prior three years, payment or reimbursement of health benefit continuation coverage under COBRA for 24 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and accelerated vesting of 100% of his unvested outstanding equity awards.
Change in Control Severance Agreement with Sheri L. Savage. We have a Change in Control Severance Agreement with Sheri L. Savage. Such agreement provides that, if upon, or within 12 months following, a change in control, Ms. Savage is terminated without cause or she resigns for good reason, she is entitled to receive 150% of her then-current salary, plus 150% of average annual cash bonus as determined by us over the prior three years, payment or reimbursement of health benefit continuation coverage under COBRA for 24 months (or, if earlier, until she becomes eligible for group health coverage with another employer) and accelerated vesting of 100% of her unvested outstanding equity awards.
Change in Control Severance Agreement with Other Named Executive Officers. The Compensation and People Committee’s practice is to enter a change in control severance agreement with each of its named executive officers. The Company’s change in control severance agreement provides that, with the exception of Chief Operating Officer, if upon, or within three months prior to or 12 months following, a change in control, such executive officer is terminated without cause or he or she resigns for good reason, he or she is entitled to receive 75% of his or her then-current salary, plus 75% of average annual cash bonus as determined by us over the prior three years, payment or reimbursement of health benefit continuation coverage under COBRA for 9 months (or, if earlier, until he or she becomes eligible for group health coverage with another employer) and accelerated vesting of 100% of his or her unvested outstanding equity awards. For the Chief Operating Officer, the Company’s change in control severance agreement provides that, if upon, or within 12 months following, a change in control, the Chief Operating Officer is terminated without cause or he resigns for good reason, he is entitled to receive 150% of his then-current salary, plus 150% of average annual cash bonus as determined by us over the prior three years, payment or reimbursement of health benefit continuation coverage under COBRA for 24 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and accelerated vesting of 100% of his unvested outstanding equity awards.
41

“Good reason” is defined as (i) a reduction in the executive’s then existing annual salary by more than 10% other than in connection with an action affecting a majority of the executive officers of the Company, (ii) relocation of the principal place of the executive’s employment to a location more than 50 miles from the principal place of executive’s employment prior to the change in control or (iii) a material reduction in the executive’s authority, duties or responsibilities after the change in control. “Cause” exists if the executive officer: (A) is convicted of, or pleads guilty or no contest to, a criminal offense; (B) engages in any act of fraud or dishonesty; (C) breaches any agreement with the Company; (D) commits any material violation of a Company policy; or (E) fails, refuses or neglects to perform the services required of the executive in his or her position at the Company (subject in certain cases to a cure period).
The following table shows amounts that would have been paid if such named executive officers had been terminated on December 31, 2021 in connection with a change of control:
Name	Salary ($)	Cash Incentive ($)	Health Benefits ($)(1)	Value of Accelerated Vesting ($)(2)
James P. Scholhamer	1,300,000	1,585,425	54,077	11,410,223
Sheri L. Savage	690,000	639,610	4,857	5,104,180
Vijayan S. Chinnasami	408,750	353,652	900	5,357,080
W. Joseph Williams	322,500	221,385	7,060	2,261,934
William C. Bentinck	318,750	205,754	16,489	2,606,955
(1)	Estimated assuming that each executive enrolls in continued group health benefits.
(2)	Amounts based on our stock price as of December 31, 2021, less the option exercise price, in the case of options.
Severance Policy for Executive Officers. Under our severance policy for executive officers of the Company, in the event that the Chief Executive Officer is terminated without cause and signs a release of claims, the executive would receive 150% of the executive’s then-current salary, plus 150% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years, payment of health benefit continuation coverage under COBRA for 18 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and immediate vesting of unvested outstanding equity awards that would vest within 18 months. In the event that the Chief Financial Officer or Chief Operating Officer is terminated without cause and signs a release of claims, the executive would receive 100% of the executive’s then-current salary, 100% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years, payment of health benefit continuation coverage under COBRA for 12 months (or, if earlier, until he or she becomes eligible for group health coverage with another employer) and immediate vesting of unvested outstanding equity awards that would vest within 12 months. In the event that an executive officer, other than those described in the foregoing, is terminated without cause and signs a release of claims, the executive would receive 75% of the executive’s then-current salary, 50% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years and payment of health benefit continuation coverage under COBRA for 9 months (or, if earlier, until he or she becomes eligible for group health coverage with another employer). We may revise or terminate this policy at any time, except that following a change in control, the policy may not be terminated or amended to adversely affect a participant for 12 months thereafter.
The following table shows amounts that would have been paid if the named executive officers had been terminated without cause on December 31, 2021:
Name	Salary ($)	Cash Incentive ($)	Health Benefits ($)(1)	Value of Accelerated Vesting ($)(2)
James P. Scholhamer	975,000	1,189,069	40,558	9,055,022
Sheri L. Savage	460,000	426,406	2,429	2,750,546
Vijayan S. Chinnasami	545,000	471,536	1,200	3,003,446
W. Joseph Williams	322,500	147,590	7,060	1,362,644
William C. Bentinck	318,750	137,169	16,489	1,707,665
(1)	Estimated assuming that each executive enrolls in continued group health benefits.
(2)	Amounts based on our stock price as of December 31, 2021, less the option exercise price, in the case of options.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer.
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During fiscal 2021, the principal executive officer of Ultra Clean was our Chief Executive Officer, James P. Scholhamer. For fiscal 2021, the combined annual total compensation for Mr. Scholhamer was $5,201,767, and for our median employee was $39,341, resulting in an estimated pay ratio of approximately 132:1.
In accordance with the flexibility provided by Item 402(u) of Regulation S-K, we identified the median employee by aggregating for each applicable employee (A) annual base salary or wage rates for our salaried and hourly employees (including overtime) as of December 31, 2021 (the median employee determination date), (B) the target bonus for 2021 and (C) commission or profit sharing value received. We then ranked this compensation measure for our employees from lowest to highest. This calculation was performed for individuals, excluding our current Chief Executive Officer, James P. Scholhamer, whether employed on a full-time or part-time basis. For ease of administration, we did not include the accounting value of equity awards granted.
Once we identified our median employee, we then calculated such employee’s annual total compensation for 2021 using the same methodology as that utilized for determining the annual total compensation of our NEOs in 2021 (as set forth in the 2021 Summary Compensation Table on page 38). Our CEO’s annual total compensation for 2021 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2021 Summary Compensation Table.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
43

OTHER MATTERS
We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company or the Company’s management may recommend.
BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ James P. Scholhamer
Name: James P. Scholhamer Title: Chief Executive Officer
Dated: April 25, 2022
44

Annex A: Reconciliation of GAAP to Non-GAAP Measures
ULTRA CLEAN HOLDINGS, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP ADJUSTED RESULTS
	Twelve Months Ended
	December 31, 2021	December 25, 2020
Reconciliation of GAAP Net Income to Non-GAAP Net Income (in thousands)
Reported net income attributable to UCT on a GAAP basis	$119,445	$77,605
Amortization of intangible assets(1)	33,423	19,799
Restructuring charges(2)	1,301	4,573
Stock-based compensation expense(3)	16,758	12,899
Fair value related adjustments(4)	22,999	7,624
Acquisition related costs(5)	9,984	1,024
Insurance proceeds(6)	(7,332)	—
Gain on the sale of property(7)	—	(1,352)
Income tax effect of non-GAAP adjustments(8)	(12,804)	(8,200)
Income tax effect of valuation allowance(9)	2,332	994
Non-GAAP net income attributable to UCT	$ 186,106	$114,966

Reconciliation of GAAP Income from operations to Non-GAAP Income from operations (in thousands)
Reported income from operations on a GAAP basis	$ 185,673	$ 121,370
Amortization of intangible assets(1)	33,423	19,799
Restructuring charges(2)	1,301	4,433
Stock-based compensation expense(3)	16,758	12,899
Fair value related adjustments(4)	10,117	—
Acquisition related costs(5)	9,984	1,024
Gain on the sale of property(7)	—	(1,352)
Non-GAAP income from operations	$ 257,256	$ 158,173

Reconciliation of GAAP Operating margin to Non-GAAP Operating margin
Reported operating margin on a GAAP basis	8.8%	8.7%
Amortization of intangible assets(1)	1.6%	1.4%
Restructuring charges(2)	0.0%	0.3%
Stock-based compensation expense(3)	0.8%	0.9%
Fair value related adjustments(4)	0.5%	0.0%
Acquisition related costs(5)	0.5%	0.1%
Gain on the sale of property(7)	0.0%	-0.1%
Non-GAAP operating margin	12.2%	11.3%

Reconciliation of GAAP Gross profit to Non-GAAP Gross profit (in thousands)
Reported gross profit on a GAAP basis	$ 429,977	$ 291,761
Amortization of intangible assets(1)	6,063	4,090
Restructuring charges(2)	1,005	988
Stock-based compensation expense(3)	2,649	2,112
Fair value related adjustments(4)	10,117	—
Non-GAAP gross profit	$449,811	$ 298,951

Reconciliation of GAAP Gross margin to Non-GAAP Gross margin
Reported gross margin on a GAAP basis	20.5%	20.9%
Amortization of intangible assets(1)	0.3%	0.3%
Restructuring charges(2)	0.0%	0.0%
Stock-based compensation expense(3)	0.1%	0.2%
Fair value related adjustments(4)	0.5%	0.0%
Non-GAAP gross margin	21.4%	21.4%
A-1

	Twelve Months Ended
	December 31, 2021	December 25, 2020
Reconciliation of GAAP Interest and other income (expense) to Non-GAAP Interest and other income (expense) (in thousands)
Reported interest and other income (expense) on a GAAP basis	$(31,357)	$(21,699)
Restructuring charges(2)	—	140
Fair value related adjustments(4)	12,882	7,624
Insurance proceeds(6)	(7,332)	—
Non-GAAP interest and other income (expense)	$(25,807)	$(13,935)

Reconciliation of GAAP Earnings Per Diluted Share to Non-GAAP Earnings Per Diluted Share
Reported net income on a GAAP basis	$2.69	$1.89
Amortization of intangible assets(1)	0.75	0.48
Restructuring charges(2)	0.03	0.11
Stock-based compensation expense(3)	0.38	0.32
Fair value related adjustments(4)	0.52	0.19
Acquisition related costs(5)	0.23	0.02
Insurance proceeds(6)	(0.16)	—
Gain on the sale of property(7)	—	(0.03)
Income tax effect of non-GAAP adjustments(8)	(0.29)	(0.20)
Income tax effect of valuation allowance(9)	0.05	0.02
Non-GAAP net income	$4.20	$2.80
Weighted average number of diluted shares (thousands) on a non-GAAP basis	44,351	41,074
ULTRA CLEAN HOLDINGS, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP EFFECTIVE INCOME TAX RATE
	Twelve Months Ended
	December 31, 2021	December 25, 2020
(in thousands, except percentages)
Provision for income taxes on a GAAP basis	$27,931	$19,281
Income tax effect of non-GAAP adjustments(8)	12,804	8,200
Income tax effect of valuation allowance(9)	(2,332)	(994)
Non-GAAP provision for income taxes	$40,424	$28,507

Income before income taxes on a GAAP basis	$154,316	$99,671
Amortization of intangible assets(1)	33,423	19,799
Restructuring charges(2)	1,301	4,573
Stock-based compensation expense(3)	16,758	12,899
Fair value related adjustments(4)	22,999	7,624
Acquisition related costs(5)	9,984	1,024
Insurance proceeds(6)	(7,332)	—
Gain on the sale of property(7)	—	(1,352)
Non-GAAP income before income taxes	$231,449	$144,238
Effective income tax rate on a GAAP basis	18.1%	19.3%
Non-GAAP effective income tax rate	17.5%	19.8%
1	Amortization of intangible assets related to the Company's business acquisitions
2	Represents severance, retention and costs related to facility closures
3	Represents compensation expense for stock granted to employees and directors
4	Adjustments related to the fair values of inventories, contingent consideration, purchase obligation and forward hedge contracts
5	Represents costs related to acquisitions
6	Insurance proceeds pertaining to the Cinos fire in 2018
7	Represents gain realized on the sale of land in South Korea
8	Tax effect of items (1) through (7) above based on the non-GAAP tax rate
9
The Company's GAAP tax expense is generally higher than the Company's non-GAAP tax expense, primarily due to losses in the U.S. with full federal and state valuation allowances. The Company's non-GAAP tax rate and resulting non-GAAP tax expense considers the tax implications as if there was no federal or state valuation allowance position in effect.

A-2

SCAN TO
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D65855-P64616

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ULTRA CLEAN HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Clarence L. Granger	☐	☐	☐
1b. James P. Scholhamer	☐	☐	☐
1c. David T. ibnAle	☐	☐	☐
1d. Emily M. Liggett	☐	☐	☐
1e. Thomas T. Edman	☐	☐	☐
1f. Barbara V. Scherer	☐	☐	☐
1g. Ernest E. Maddock	☐	☐	☐
1h. Jacqueline A. Seto	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Ratification of the appointment of Moss Adams LLP as the independent registered public accounting firm of Ultra Clean Holdings, Inc. for fiscal 2022.	☐	☐	☐
3. Approval, by an advisory vote, of the compensation of Ultra Clean Holdings, Inc.'s named executive officers for fiscal 2021 as disclosed in our proxy statement for the 2022 Annual Meeting of Stockholders.	☐	☐	☐

NOTE: Such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof will be voted on by the proxies in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ULTRA CLEAN HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 19, 2022
12:30 p.m. Pacific Daylight Time

Via live webcast at www.virtualshareholdermeeting.com/UCTT2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

D65856-P64616

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Thursday, May 19, 2022.

This proxy will be voted as directed, or if no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint James P. Scholhamer and Sheri L. Savage, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and in their discretion on any other matters which may properly come before the Annual Meeting and all adjournments.

Continued and to be signed on reverse side